Exhibit (a)(1)(A)



                           OFFER TO PURCHASE FOR CASH
                           ALL SHARES OF COMMON STOCK
                  (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE
                      FRACTIONAL UNITS OF PREFERRED STOCK)

                                       OF

                               DEXTER CORPORATION

                                       AT

                                $45 NET PER SHARE

                                       BY

                             ISP ACQUISITION CORP.,
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                      INTERNATIONAL SPECIALTY PRODUCTS INC.

--------------------------------------------------------------------------------
                   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
             AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON JULY 24, 2000
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                     A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (III) THROUGH (VI). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.


                               THE DEALER MANAGER
                                FOR THE OFFER IS:

                              CHASE SECURITIES INC.






JUNE 26, 2000




NY2:\878980\07\$%8407!.DOC\54104.0016

                                TABLE OF CONTENTS

                                                                                                                               PAGE
                                                                                                                               ----

SUMMARY TERM SHEET.............................................................................................................iii

IMPORTANT........................................................................................................................1

INTRODUCTION.....................................................................................................................2

Merger and Plans.................................................................................................................3

Certain Conditions to the Offer..................................................................................................4

THE OFFER  ......................................................................................................................7

1.         Terms of the Offer; Expiration Date...................................................................................7

2.         Acceptance for Payment and Payment...................................................................................10

3.         Procedures for Accepting the Offer and Tendering Shares..............................................................11

4.         Withdrawal Rights....................................................................................................15

5.         Certain Federal Income Tax Consequences..............................................................................16

6.         Price Range of the Shares; Dividends.................................................................................17

7.         Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Exchange Act Registration; Margin
           Regulations..........................................................................................................18

8.         Certain Information Concerning Dexter................................................................................19

9.         Certain Information Concerning Purchaser and ISP.....................................................................21

10.        Background of the Offer; Contacts with Dexter........................................................................24

11.        Purpose of the Offer and the Proposed Merger; Plans for Dexter.......................................................24

12.        Source and Amount of Funds...........................................................................................32

13.        Dividends and Distributions..........................................................................................33

14.        Certain Conditions of the Offer......................................................................................34

15.        Certain Legal Matters; Required Regulatory Approvals.................................................................36

16.        Certain Fees and Expenses............................................................................................38

17.        Miscellaneous........................................................................................................39



                                       i

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                               PAGE
                                                                                                                               ----

Schedule I
Directors and Executive Officers of ISP ........................................................................................40

Schedule II
Directors and Executive Officers of Purchaser...................................................................................44

Schedule III
Background of the Offer.........................................................................................................46


                               SUMMARY TERM SHEET

           The following is a brief summary of the material terms of the Offer to purchase all outstanding shares of common stock of Dexter Corporation being made by ISP Acquisition Corp. This summary term sheet is not meant to be a substitute for the fuller descriptions and explanations contained in the remainder of this Offer to Purchase. You should read the remainder of this document carefully, together with the Letter of Transmittal, prior to deciding whether to tender your Dexter shares.

           Q.........WHO IS OFFERING TO PURCHASE MY DEXTER SHARES?

           A.........ISP Acquisition Corp., a Delaware corporation formed solely to make the Offer ("ISP Acquisition"), is offering to purchase your shares of Dexter common stock, together with the related rights to purchase fractional units of preferred stock. In this Offer to Purchase, we use the term "Shares" to refer to Dexter's common stock and the related preferred stock purchase rights, collectively. ISP Acquisition is an indirect wholly-owned subsidiary of International Specialty Products Inc., a Delaware corporation ("ISP"). ISP is a New York Stock Exchange listed, multinational manufacturer of specialty chemicals and mineral products. As of the date of this Offer to Purchase, ISP beneficially owns 2,299,200 shares of Dexter's common stock, representing approximately 9.91% of the outstanding shares. In addition, on such date, ISP, together with its reporting "group" for Schedule 13D purposes, beneficially owned 5,417,991 shares of common stock of Dexter's majority-owned subsidiary, Life Technologies, Inc., representing approximately 21.7% of the outstanding shares of Life Technologies. See "Introduction" and Section 9.

           Q.........WHAT IS ISP ACQUISITION SEEKING TO PURCHASE, AT WHAT PRICE,
AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

           A.........ISP Acquisition is offering to purchase all of the outstanding Shares of Dexter at a price of $45 per Share in cash. If you are the record owner of your Shares, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and
Section 1.

           Q.........WHY IS ISP ACQUISITION MAKING THIS OFFER?

           A.........ISP Acquisition is making this Offer because ISP wants to acquire control of Dexter. Dexter's incumbent directors have rejected ISP's proposed business combination in which all Dexter shareholders would receive $45 per share in cash, subject to the execution of a mutually acceptable merger agreement. By making this Offer, ISP Acquisition can offer $45 per Share directly to Dexter shareholders despite the fact that Dexter's Board has not accepted ISP's business combination proposal. However, this Offer is subject to important conditions, a number of which cannot be satisfied without the approval of Dexter's Board. See "Introduction" and Section 14.

           Q.........HOW IS THE OFFER RELATED TO ISP'S PROXY FIGHT?

           A.........ISP is soliciting proxies for use at the 2000 Annual
Meeting of the Shareholders of Dexter now scheduled for July 14, 2000. In connection with ISP's proxy solicitation, ISP is asking Dexter shareholders to elect its nominees and approve certain proposals intended to facilitate this Offer or a superior proposal. See "Introduction" and Section 11. This document is not being used by ISP to solicit proxies. Solicitations of proxies by ISP are being made only pursuant to ISP's definitive proxy statement filed with the Securities and Exchange Commission.

           Q.........HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THE
OFFER?

           A.........You have until 12:00 midnight, New York City time, on July
24, 2000. Under certain circumstances, the Offer may be extended. If the Offer is extended, we will issue a press release announcing the extension on or before the first business morning following the date the Offer was scheduled to expire. See Section 1.

           Q.........WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

           A.........The most important conditions to the Offer are that:

o Dexter shareholders validly tender and do not withdraw before the expiration of the Offer enough Shares so that, taking into account the Shares already beneficially owned by ISP, ISP Acquisition and ISP will own at least two-thirds of the outstanding Shares on a fully diluted basis;

o Dexter's Board redeems the preferred stock purchase rights, or ISP is satisfied in its sole discretion that the rights have been invalidated or are otherwise inapplicable to the Offer and the proposed subsequent merger;

o Dexter's Board approves the acquisition of Shares by ISP Acquisition in the Offer and proposed second step merger for purposes of Sections 33-841 and 33-844 of the Connecticut Business Corporation Act, so that ISP Acquisition can consummate a proposed second step merger as soon as practicable following consummation of the Offer, in which all remaining Dexter shareholders would receive $45 in cash for each of their Shares;

o Dexter has not sold or otherwise disposed of any assets of Dexter or its subsidiaries outside the ordinary course of business, including, without limitation, any shares of any subsidiary of Dexter, such as Life Technologies, and any agreements which Dexter has entered into with respect to the sale or disposition of such assets shall have been terminated and, in the sole determination of ISP, no material termination fees or other liabilities shall have been incurred in connection therewith;

o ISP Acqusition has available borrowings of $1.775 billion to, among other things, purchase Shares in the Offer, on the terms set forth in the senior credit facilities commitment letter issued by The Chase Manhattan Bank and Chase Securities Inc. to a subsidiary of ISP; and

o Dexter's Board agrees to cause a majority of the Board to be comprised of representatives of ISP immediately following the consummation of the Offer.

           A more complete discussion of the conditions to consummation of the Offer may be found in the Introduction and Section 14.

           Q.........DOES ISP ACQUISITION HAVE THE FINANCIAL RESOURCES TO PAY
FOR ALL TENDERED SHARES?

           A.........ISP has received from The Chase Manhattan Bank and Chase
Securities Inc. a commitment to lend, subject to the conditions set forth in the commitment letter, up to $1.775 billion to a wholly-owned subsidiary of ISP for the purpose of purchasing shares of Dexter common stock pursuant to the Offer, refinancing certain existing indebtedness and providing working capital following the acquisition. If the conditions to funding under such bank commitment are not satisfied, ISP Acquisition will not be able to or obligated to purchase shares of Dexter common stock pursuant to the Offer. Conditions to funding under the bank commitment letter include, among other things, that there has been no material adverse change in the business, operations or financial condition of ISP or Dexter and that there has been no material disruption of or material adverse change in financial, banking or capital market conditions that, in the judgment of The Chase Manhattan Bank, could materially impair the syndication of the loan. A more complete discussion of the conditions to funding under the bank commitment is contained in Section 12.

           Q.........HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

           A.........To tender your Shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your Share certificates, to the Depositary identified in the Letter of Transmittal prior to the expiration of the Offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the Depositary in time, you might be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to fully comply with its terms. See
Section 3.

           Q.........IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

           A.........Provided the conditions to the Offer are satisfied and ISP
Acquisition consummates the Offer and accepts your Shares for payment, you will receive a check equal to the number of Shares you tendered multiplied by $45, subject to any required withholding for federal income tax, as promptly as practicable following the expiration of the Offer. ISP Acquisition expects that checks will be mailed out promptly following expiration of the Offer. See
Section 2.

           Q.........CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

           A.........You may withdraw a portion or all of your tendered Shares by delivering written, telegraphic or facsimile notice to the Depositary prior to the expiration of the Offer. Further, if ISP Acquisition has not agreed to accept your Shares for payment within 60 days of the commencement of the Offer, you can withdraw them at any time after that 60-day period until ISP Acquisition does accept your Shares for payment. Once Shares are accepted for payment by ISP Acquisition, they cannot be withdrawn. See Section 4.

           Q.........WHAT DOES DEXTER'S BOARD THINK OF THIS OFFER?

           A.........Dexter's Board has previously rejected our $45 per Share proposal as inadequate. Within ten business days after the date of this Offer, Dexter is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of this Offer, that it has no opinion with respect to this Offer or that it is unable to take a position with respect to this Offer.

           Q.........IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL
HAPPEN TO MY SHARES?

           A.........As indicated above, if the Offer is successful, ISP
Acquisition expects to conclude a merger transaction in which all remaining shareholders of Dexter at the time of the proposed merger, other than those that properly assert dissenters' rights under Connecticut law (discussed immediately below and in Section 11 below), will receive $45 per Share in cash for each Share, without interest. Dexter will then become a wholly-owned subsidiary of ISP.

           You should also be aware that, after the Offer is consummated, the number of shareholders of Dexter other than ISP may be so small that Dexter Shares may not be eligible for trading on any national securities exchange. Also, depending on the remaining number of shareholders, Dexter may cease to comply with the rules of the Securities and Exchange Commission requiring the public filing of periodic reports. These factors may adversely affect the market value of any remaining Shares held by the public. In addition, ISP may cause Dexter to sell or otherwise dispose of its shares of Life Technologies common stock or other significant assets. See Section 7.

           Q.........ARE DISSENTERS' RIGHTS AVAILABLE IN EITHER THE OFFER OR THE
PROPOSED MERGER?

           A. Dissenters' rights are not available in the Offer. However, if you choose not to tender and the Offer is consummated, dissenters' rights may be available in the proposed merger of ISP Acquisition and Dexter. If dissenters' rights are available and you choose to exercise your dissenters' rights and comply with the applicable legal requirements, you will be entitled to the fair value of your Shares. The fair value may be more or less than $45 per share.

           Q.........WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE
TRANSACTION?

           A. The receipt of cash by you in exchange for your Shares pursuant to the Offer or the subsequent merger proposed by ISP Acquisition (or upon exercise of dissenters' rights) is a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between the amount of cash you receive for the Shares you tender and your adjusted tax basis in those Shares. You should consult your tax advisor about the particular tax consequences of tendering your shares. See Section 5.

           Q.........WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

           A.........On June 23, 2000, the last trading day before the commencement of the Offer, the shares of Dexter closed on the New York Stock Exchange at $46 13/16. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See Section 6.

           Q.........WHO CAN I CALL WITH QUESTIONS?

           A......... You can call Innisfree M&A Incorporated, the Information
Agent for the Offer, toll-free at (888) 750-5834 with any questions you may have.

                                    IMPORTANT

                     ISP MAY SEEK TO NEGOTIATE WITH DEXTER WITH RESPECT TO THE ACQUISITION OF DEXTER BY ISP OR ISP ACQUISITION. THERE CAN BE NO ASSURANCE THAT ISP AND DEXTER WILL ENGAGE IN SUCH NEGOTIATIONS OR THAT ISP WILL ENTER INTO AN AGREEMENT WITH DEXTER. ISP ACQUISITION AND ISP RESERVE THE RIGHT TO AMEND THE OFFER, INCLUDING, WITHOUT LIMITATION, UPON ENTERING INTO A MERGER AGREEMENT WITH DEXTER. ACCORDINGLY, SUCH NEGOTIATIONS COULD RESULT IN, AMONG OTHER THINGS, TERMINATION OF THE OFFER AND SUBMISSION OF A DIFFERENT ACQUISITION PROPOSAL TO DEXTER SHAREHOLDERS FOR THEIR APPROVAL.

                     Any shareholder desiring to tender Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 3, an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. If a Distribution Date (as defined in "Introduction--Conditions to the Offer--Rights Condition") occurs, shareholders will be required to tender both a common stock certificate and a rights certificate for each Share tendered in order to effect a valid tender of such Share.

                     A shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

                     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

To:        All Holders of Shares of Common Stock
           (Including the Associated Preferred Stock
           Purchase Rights) of Dexter Corporation:


                                  INTRODUCTION

                     ISP Acquisition (also referred to in this Offer to Purchase as "Purchaser") hereby offers to purchase all of the outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Dexter, and (unless and until ISP declares that the Rights Condition (as defined below) has been satisfied) the associated rights to purchase fractional units of Preferred Stock of Dexter (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of August 23, 1996, by and between Dexter and ChaseMellon Shareholder Services L.L.C., as Rights Agent (as amended, the "Rights Agreement"), at a price of $45 per Share, net to the seller in cash, without interest thereon (as amended, the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as amended or supplemented, constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the Rights and all references to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

                     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Chase Securities Inc., as Dealer Manager (in such capacity, the "Dealer Manager"), Wilmington Trust Company, as Depositary (the "Depositary"), and Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

                     ISP has filed with the Securities and Exchange Commission (the "Commission") a definitive proxy statement pursuant to which it is soliciting the proxies of Dexter shareholders in connection with Dexter's 2000 Annual Meeting, now scheduled for July 14, 2000. ISP is asking Dexter shareholders to approve three sets of proposals, described below, which are intended to facilitate this Offer or a superior proposal. There can be no assurance that ISP's proposals will be adopted at the 2000 Annual Meeting. In addition, as described below, certain proposals are subject to litigation and Dexter has indicated that it will not implement such proposals, regardless of the outcome of the vote. Accordingly, the outcome of ISP's proxy solicitation will not necessarily lead to the satisfaction of material conditions to this Offer such as the Rights Condition or the Director Majority Condition.

o ISP'S NOMINEE ELECTION PROPOSALS: ISP is nominating three persons for election as directors of Dexter in the class with a three-year term continuing until the 2003 Annual Meeting. ISP is also proposing to amend the Dexter Bylaws to increase the size of Dexter's Board to seventeen directors (the "Board Size Bylaw Proposal") and is nominating seven additional persons for election as directors (the "Additional Directors Election Proposal"). While a Connecticut federal court has held the Board Size Bylaw Proposal and Additional Directors Election Proposal to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law, ISP believes that the court erred for the reasons set forth in its definitive proxy statement and has appealed this decision. ISP is soliciting proxies to vote in favor of the Board Size Bylaw Proposal and Additional Directors Election

         Proposal, despite the court's decision, so that such proposals may be implemented if the decision of the court is reversed on appeal. Votes in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal will not be effective unless the decision of the court is reversed. However, even if the decision of the court is not reversed, ISP's three nominees for election to the class of 2003 will remain eligible for election and, if elected, are committed, subject to their fiduciary duties, to pursue this Offer or a superior proposal.

o ISP'S SHAREHOLDER RIGHTS PROPOSALS: ISP is proposing that the Dexter Bylaws be amended to require Dexter's Board to implement any special resolution passed by Dexter shareholders directing Dexter's Board to redeem the Rights issued under the Rights Agreement or to amend the Rights Agreement to render it inapplicable to types of offers or transactions specified in any such resolution. Furthermore, in connection with this Bylaw amendment, ISP is seeking approval of a special resolution directing Dexter's Board to amend the Rights Agreement promptly to make it inapplicable to any offer to purchase all shares of Dexter for at least $45 per share in cash. Accordingly, if each of ISP's Shareholder Rights Proposals is adopted, the Rights Agreement will not apply to proposals to acquire all Dexter shares for at least $45 per share in cash. The Shareholder Rights Proposals, if adopted, will also allow the Dexter shareholders to decide whether Dexter's Board can adopt any future "poison pill" shareholder rights plans. Dexter has indicated in its definitive proxy statement filed with the Commission that it will not implement ISP's Shareholder Rights Proposals, whatever the outcome of the vote is, because it believes that these proposals are illegal and unenforceable under Connecticut law.

o ISP'S VOTING RIGHTS PROPOSALS: In order to minimize any attempt by Dexter's Board to frustrate the consideration or implementation of ISP's proposals, ISP is also proposing to repeal any Bylaw amendments that may be unilaterally adopted by Dexter's Board between February 26, 1999 and the date of the 2000 Annual Meeting. Finally, ISP is proposing a resolution to set the order in which its proposals will be voted upon at the 2000 Annual Meeting.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FROM DEXTER SHAREHOLDERS. SOLICITATIONS OF PROXIES BY ISP ARE BEING MADE ONLY PURSUANT TO ISP'S DEFINITIVE PROXY STATEMENT FILED WITH THE COMMISSION AND COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.


                                MERGER AND PLANS

                     The purpose of the Offer is to enable ISP to acquire control of, and beneficial ownership of the entire equity interest in, Dexter. The Offer, as the first step in the acquisition of Dexter, is intended to facilitate the acquisition of all outstanding Shares. Purchaser currently intends, as soon as practicable following consummation of the Offer, to seek to have Dexter consummate a merger or similar business combination with Purchaser or a direct or indirect wholly-owned subsidiary of ISP (the "Merger"), pursuant to which each then-outstanding Share (other than Shares held by ISP, Purchaser or any of their respective wholly-owned subsidiaries, treasury shares and Shares held by security holders who properly exercise any appraisal rights available to them under the Connecticut Business Corporation Act (the "CBCA")) would be converted into the right to receive in cash the price per Share paid by Purchaser pursuant to the Offer.

                     Although Purchaser will seek to have Dexter consummate the proposed Merger as soon as practicable after consummation of the Offer, if the Dexter Board opposes the Offer and the proposed Merger, certain terms of the Rights and certain provisions of the CBCA and Dexter's Certificate of Incorporation (the "Charter") and Bylaws (the "Bylaws") may affect the ability of Purchaser to obtain control of Dexter and to effect the proposed Merger. Accordingly, the timing and details of the Merger will depend on a variety of factors and legal requirements, the actions of the Dexter Board, the number of Shares acquired by Purchaser pursuant to the Offer, and whether the Minimum Condition, the Rights Condition, the Business Combination Condition, the Asset Retention Condition, the Funding Condition and the Director Majority Condition (each as defined below) are satisfied. There can be no assurances that the Purchaser will be able to consummate the Offer or, if the Offer is consummated, will in fact be able to consummate the proposed Merger on the terms or within the time outlined above. See Sections 10 and 11.

                     Purchaser reserves the right to acquire additional Shares after consummation of the Offer in open market purchases, through a tender offer, in privately negotiated transactions or otherwise, in order to obtain a sufficient number of Shares to approve the transactions contemplated hereby.

                         CERTAIN CONDITIONS TO THE OFFER

                     The Offer is subject to the fulfillment of certain conditions, including the following:

                     MINIMUM CONDITION. Consummation of the Offer is conditioned (the "Minimum Condition") upon there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1) that number of Shares (the "Minimum Number of Shares") which, together with the Shares beneficially owned by ISP and Purchaser, constitutes at least two-thirds of the outstanding Shares on a fully diluted basis on the date of purchase of the Shares pursuant to the Offer.

                     Upon the terms and subject to the conditions of the Offer, if more than the Minimum Number of Shares are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 of this Offer to Purchase, Purchaser will accept for payment and pay for such Shares.

                     According to Dexter's definitive proxy statement filed with the Commission on June 2, 2000, there were 23,195,118 Shares outstanding as of May 15, 2000. According to Dexter's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 Annual Report"), filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), there were 369,868 Shares issuable upon the exercise of outstanding options as of December 31, 1999. Accordingly, based on this information, there are 23,564,986 Shares outstanding on a fully-diluted basis, assuming (i) that no Shares were issued (other than those reserved for issuance on December 31, 1999 for options then outstanding) or acquired by Dexter after May 15, 2000, (ii) the exercise of all options outstanding as of December 31, 1999 and (iii) as of the date of purchase there are no other obligations to issue Shares. On the date of this Offer to Purchase, ISP beneficially owned 2,299,200 Shares. Based on the foregoing, the Minimum Condition would be satisfied if 13,489,340 Shares are validly tendered pursuant to the Offer and not withdrawn.

                     RIGHTS CONDITION. Consummation of the Offer is conditioned upon the Rights having been redeemed by Dexter's Board or ISP being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and to the Merger (the "Rights Condition"). The Rights are described in Dexter's Report on Form 8-A, dated November 12, 1996, as amended on October 13, 1999 and February 14, 2000 (the "Dexter 8-A"), and such description is summarized in Section 11.

                     According to the Dexter 8-A, at any time until the earlier of (i) 10 days following the first date of public announcement that a person or group of affiliated persons has become an Acquiring Person (as defined in Section 11) and (ii) August 31, 2006 (the "Final Expiration Date"), Dexter's Board may redeem the then outstanding Rights in whole, but not in part, at a price of $.01 per Right.

                     According to the Dexter 8-A, until the earlier to occur of
(i) 10 business days following the first date of public announcement that a person or group of affiliated persons has become an Acquiring Person and (ii) 10 business days (or such later date as may be determined by action of Dexter's Board) following the date that a tender offer or exchange offer is first published or sent or given within the meaning of Rule 14d-2(a) under the Exchange Act, if upon consummation thereof, the offering person would be the beneficial owner of 20% or more of the outstanding Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the common stock certificates (the "Share Certificates") outstanding as of the Record Date (as defined in Section 11), by such Share Certificate. From and after the Distribution Date, the Rights will separate from the Shares and the Share Certificates.

                     Based on publicly available information, Purchaser believes that as of June 26, 2000, the Rights were not exercisable, certificates representing the Rights (the "Rights Certificates") had not been issued and the Rights were evidenced by the Share Certificates. The Purchaser believes that as a result of the commencement of the Offer, the Distribution Date will be 10 business days following commencement, or announcement of the Offer, unless prior to such date Dexter's Board of Directors redeems the Rights or takes action to delay the Distribution Date. See Section 11.

                     BUSINESS COMBINATION CONDITION. Consummation of the Offer is conditioned upon the acquisition of Shares pursuant to the Offer and the proposed Merger having been approved by Dexter's Board for purposes of Sections 33-841 and 33-844 of the CBCA (the "Business Combination Statute"), so that Purchaser can consummate the proposed Merger as soon as practicable following consummation of the Offer, or ISP being satisfied, in its sole discretion, that the Business Combination Statute is invalid or otherwise inapplicable to the Offer and the proposed Merger (the "Business Combination Condition").

                     The proposed Merger is subject to the provisions of Section 33-844 of the CBCA, which, in general, prohibits public Connecticut corporations from engaging in a "Business Combination" (defined to include a variety of transactions, including mergers) with an "Interested Shareholder" (defined generally as a person owning shares entitled to cast at least 10% of the voting power of a corporation) for a period of five years following the date the person became an Interested Shareholder, unless before the person became an Interested Shareholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Shareholder became an Interested Shareholder.

                     In addition, Section 33-841 of the CBCA provides that any Business Combination with an Interested Shareholder that was not approved by the board of directors prior to the date such person became an Interested Shareholder, must be approved by the board of directors, 80% of the voting power of the outstanding voting stock and two-thirds of the voting power of the outstanding voting stock not controlled by the Interested Shareholder or meet certain conditions regarding minimum price and type of consideration. See
Section 11 for a more detailed description of the Business Combination Statute.

                     Purchaser and ISP are hereby requesting that Dexter's Board adopt a resolution approving the Offer and the proposed Merger for purposes of the Business Combination Statute. However, there can be no assurance that Dexter's Board will do so.

                     ASSET RETENTION CONDITION. Consummation of the Offer is conditioned on Dexter not selling or otherwise disposing of any assets of Dexter or its subsidiaries outside the ordinary course of business, including, without limitation, any shares of any subsidiary of Dexter, such as Life Technologies, and upon the termination of any agreements which Dexter has entered into with respect to the sale or disposition of such assets and, in the sole determination of ISP, that no material termination fees or other liabilities shall have been incurred in connection therewith (the "Asset Retention Condition").

                     On June 20, 2000, Dexter announced that it has entered into definitive agreements for the sale of certain of its wholly-owned businesses. Dexter agreed to sell its electronic materials, adhesives and polymer systems businesses for $400 million in cash to Loctite Corporation, a U.S. affiliate of Henkel KGaA. Dexter disclosed that the agreement is subject to requisite regulatory clearances and the approval of Henkel's shareholders' committee, to be voted on at its regularly scheduled meeting on June 29, 2000. Dexter states that the transaction, expected to close in July 2000, is not subject to Dexter shareholder approval. Dexter also agreed to sell its nonwoven materials business to Ahlstrom Paper Group Oy for $275 million in cash. Dexter disclosed that the agreement is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the approval of Dexter's shareholders, which Dexter expects to obtain in the third quarter of 2000. In order for the Asset Retention Condition to be satisfied, the agreements described above must be terminated without Dexter incurring any termination fees or other liabilities which, in the sole determination of ISP, are material. ISP has reviewed the sale agreements described above and does not deem the expense reimbursement or termination fee provisions contained therein to be material. In addition, for the Asset Retention Condition to be satisfied, Dexter may not enter into any other agreements for the sale of assets outside the ordinary course of business or any such agreements shall have been similarly terminated without material termination fees or other liabilities. In this regard, ISP notes that Dexter's June 21 announcement stated that it "is in active discussions regarding a potential sale of its Coatings business" and is "moving forward aggressively to achieve maximum value for the Company's Life Technologies stake."

                     ISP believes that the planned sale of these businesses and Dexter's interest in Life Technologies is the equivalent of a sale of "all or substantially all" of Dexter's assets as defined under Connecticut law - thereby necessitating Dexter shareholder approval pursuant to Section 33-831 of the CBCA. A July 18, 2000 hearing has been scheduled by the United States District Court for the District of Connecticut on ISP's motion for a temporary restraining order or a preliminary injunction preventing Dexter from selling these assets without a shareholder vote. If the asset sales are submitted to a vote of Dexter shareholders and the shareholders fail to approve these transactions (and the agreements are thereby terminated), the Asset Retention Condition may thereby be satisfied so long as Dexter has not entered into any other agreements for the sale or other disposition of any assets of Dexter or its subsidiaries outside the ordinary course of business.

                     FUNDING CONDITION. Consummation of the Offer is conditioned upon the Purchaser having available borrowings of $1.775 billion to, among other things, purchase Shares in the Offer, on the terms set forth in the senior credit facilities commitment letter (the "Commitment Letter") issued by The Chase Manhattan Bank and Chase Securities Inc. (together, "Chase") to ISP Opco Holdings Inc., a subsidiary of ISP (the "Funding Condition"). If the conditions to funding under the Commitment Letter are not satisfied, ISP Acquisition will not be able to or obligated to purchase Shares pursuant to the Offer. Conditions to funding under the Commitment Letter include, among other things, that there has been no material adverse change in the business, operations or financial condition of ISP or Dexter and that there has been no material disruption of or material adverse change in financial, banking or capital market conditions that, in the judgement of Chase, could materially impair the syndication of the loan. A fuller discussion of the conditions to funding under the Commitment Letter is contained in Section 12.

                     THE DIRECTOR MAJORITY CONDITION. Consummation of the Offer is conditioned upon Dexter's Board agreeing to cause a majority of the Board to be comprised of representatives of ISP immediately following the consummation of the Offer.

                     CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 14.

                     ISP RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION) TO AMEND OR WAIVE THE MINIMUM CONDITION, THE RIGHTS CONDITION, THE BUSINESS COMBINATION CONDITION, THE ASSET RETENTION CONDITION, THE FUNDING CONDITION, THE DIRECTOR MAJORITY CONDITION AND ANY OTHER TERMS AND CONDITIONS OF THE OFFER. SEE SECTIONS 1 AND 14.

                                    THE OFFER

                     1. TERMS OF THE OFFER; EXPIRATION DATE.

                     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, July 24, 2000, unless and until Purchaser, in accordance with the terms of the Offer, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended once or more than once by Purchaser, will expire.

                     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE RIGHTS CONDITION, THE BUSINESS COMBINATION CONDITION, THE ASSET RETENTION CONDITION, THE FUNDING CONDITION, THE DIRECTOR MAJORITY CONDITION, AND ANY OTHER TERMS AND CONDITIONS SET FORTH IN SECTION 14.

                     The Purchaser reserves the right (but will not be obligated), in accordance with applicable rules and regulations of the Commission, to amend or waive the Minimum Condition or any other condition of the Offer. If the Minimum Condition or any of the other conditions set forth in
Section 14 have not been satisfied by 12:00 midnight, New York City time, on Monday, July 24, 2000 (or any other time then set as the Expiration Date), the Purchaser may elect to: (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended; (ii) subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Date; or (iii) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders.

                     If the Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, THIS INCREASED CONSIDERATION WILL BE PAID TO ALL SHAREHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER WHETHER OR NOT THE SHARES WERE TENDERED PRIOR TO THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

                     The Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw the Shares.

                     Subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act described below, Purchaser expressly reserves the right to (a) delay acceptance for payment of or, payment for, any tendered Shares (whether or not Purchaser has previously accepted any Shares for payment), pending receipt of any regulatory or governmental approvals specified in Section 15, (b) terminate or amend the Offer as to any Shares not then paid for whether or not any Shares have theretofore been accepted for payment if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in
Section 14 and which events continue in effect immediately prior to the expiration of the Offer, or (c) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and other than in the case of a waiver, by making a public announcement thereof. Purchaser acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that Purchaser may not delay acceptance for payment of, or payment for, any Shares (except as provided in clause (a) of the preceding sentence) upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

                     If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section
4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a subsequent offering period (a "Subsequent Offering Period") under Rule 14d-11 under the Exchange Act and pays for Shares tendered during the Offer and the Subsequent Offering Period in accordance with Rule 14d-11.

                     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(e) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements by issuing a press release to Business Wire.

                     If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to shareholders.

                     Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things, (1) the Offer remained open for a minimum of 20 business days and has expired, (2) the Offer was for all outstanding Shares, (3) Purchaser accepts and promptly pays for all Shares tendered during the Offer,
(4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period and (6) Purchaser pays the Offer Price for all Shares tendered in the Subsequent Offering Period. Purchaser will be able to include a Subsequent Offering Period if it satisfies the conditions above. In a public release, the Commission expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to shareholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission.

                     A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which shareholders may tender Shares not tendered during the Offer. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.

                     Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Offer Price, will be paid to shareholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

                     2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

                     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date (as permitted by Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions to the Offer set forth in Section 14.

                     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

                     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

                     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under
Section 1, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and the Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in
Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

                     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing Shares are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

                     IF, PRIOR TO THE EXPIRATION DATE, PURCHASER ANNOUNCES AN INCREASE IN THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH ANNOUNCEMENT OF AN INCREASE IN CONSIDERATION.

                     Purchaser reserves the right to transfer or assign to one or more of Purchaser's subsidiaries or affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

                     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDER OF SHARES

                     Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(ii) the guaranteed delivery procedures set forth below must be complied with.

                     THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING TENDERED SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY TRANSFER

                     The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

                     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEES

                     No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

GUARANTEED DELIVERY

                     If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

                     (i) such tender is made by or through an Eligible Institution;

                     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

                     (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

                     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

                     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

BACKUP FEDERAL TAX WITHHOLDING

                     Under the federal income tax laws, payments in connection with the Offer and the proposed Merger may be subject to "backup withholding" at a rate of 31% unless a shareholder that holds Shares (i) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and any other required information, or
(ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide a correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. To prevent backup federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer, each shareholder should provide the Depositary with his correct taxpayer identification number and certify that he is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

APPOINTMENT AS PROXY

                     By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment and paid for by Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser pays for such Shares by depositing the purchase price therefor with the Depositary. Upon such payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares, and such other securities or rights granted prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof. Purchaser requires that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of shareholders.

DISTRIBUTION OF RIGHTS

                     Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of a Share. Unless and until the Distribution Date occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for the Shares to be validly tendered in accordance with the procedures described in this Section 3. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three trading days after the date the certificates are distributed. The Purchaser reserves the right to require that it receive these certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates representing the Rights, if such certificates have been distributed to holders of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

DETERMINATION OF VALIDITY

                     All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of

Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders without any impact on the rights of such other shareholders.

                     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, ISP or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

                     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

                     4. WITHDRAWAL RIGHTS.

                     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after August 25, 2000 (or such later date as may apply in case the Offer is extended). A withdrawal of a share of Common Stock will also constitute a withdrawal of the related Right. Rights may not be withdrawn unless the related shares of Common Stock are also withdrawn.

                     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

                     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

                     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

                     No withdrawal rights will apply to Shares tendered during any Subsequent Offering Period (if there is one) and no withdrawal rights apply during any such Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

                     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, ISP or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

                     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

                     The receipt of cash in exchange for Shares pursuant to the Offer, the proposed Merger or upon the exercise of dissenters' rights will be a taxable event for federal income tax purposes and may also be taxable under applicable state, local or foreign tax laws. A shareholder who receives cash will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by the shareholder and the shareholder's adjusted tax basis in the Shares exchanged therefor. Gain or loss must be determined separately for each block of Shares held by the shareholder (for example, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (provided that the Shares are held as capital assets) and any such capital gain or loss will be long-term if, as of the date of the disposition, the Shares were held for more than one year.

                     The foregoing discussion may not be applicable to certain types of shareholders or Shares, including shareholders who acquired Shares pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States, and foreign corporations, Shares held as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as dealers in securities or foreign currency, insurance companies, regulated investment companies, financial institutions, tax-exempt entities, and investors in pass-through entities).

                     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE OFFER AND THE PROPOSED MERGER, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

                     PRICE RANGE OF THE SHARES; DIVIDENDS.

                     According to Dexter's 1999 Annual Report, the Shares are listed and traded principally on the New York Stock Exchange (the "NYSE"). The Shares are traded on the NYSE under the symbol "DEX." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE Composite Tape and the amount of cash dividends paid per Share, all as reported in published financial sources.

                                                                        Cash
                                        High           Low            Dividends
                                        ----           ---            ---------
1998
First Quarter                         $43 3/8        $37 1/2            $0.24
Second Quarter                         42 15/16       31 9/16            0.26
Third Quarter                          33 5/16        23 7/8             0.26
Fourth Quarter                         32 7/8         23 1/2             0.26

1999
First Quarter                          32 5/16        26 11/16           0.26
Second Quarter                         41 5/8         31 7/8             0.26
Third Quarter                          41 3/8         35 15/16           0.26
Fourth Quarter                         41 13/16       32 9/16            0.26

2000
First Quarter                          54 5/16        34                 0.26
Second Quarter (to June 23, 2000)      56 1/4         41 1/4             0.26

                     On June 23, 2000, the last full day of trading prior to the commencement of the Offer, according to published sources, the reported closing price on the NYSE Composite Tape for the Shares was $46 13/16 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

                     Purchaser believes, based upon publicly available information, that as of the date of this Offer to Purchase, the Rights are listed on the NYSE, are attached to the Shares and are not traded separately. As a result, the sale prices per Share set forth above are also the high and low sale prices per Share and associated Right during such periods. Upon the occurrence of the Distribution Date, the Rights are to detach, and may trade separately, from the Shares. See Section 11. As a result of the commencement of the Offer by Purchaser, the Distribution Date will occur following the close of business on July 11, 2000, unless, prior to such time, Dexter's Board redeems the Rights or takes action to delay the Distribution Date. If the Distribution Date occurs and the Rights begin to trade separately from the Shares, shareholders are also urged to obtain a current market quotation for the Rights.

                     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

                     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.

STOCK EXCHANGE LISTING

                     According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000.

                     Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE or any other exchanges upon which the Shares are listed. Under the published guidelines described above, the purchase of approximately 13.5 million Shares pursuant to the Offer may result in a delisting of the Shares by the NYSE. According to Dexter's 1999 Annual Report, there were approximately 2,600 holders of record of Shares as of December 31, 1999. If, however, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and/or trading and such trading of the Shares were discontinued, the market for the Shares could be adversely affected.

                     In the event that the Shares were no longer listed or traded on the NYSE, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the Nasdaq or other sources. Such trading and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

EXCHANGE ACT REGISTRATION

                     The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Dexter to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Dexter to its shareholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with shareholder's meetings pursuant to Section 14(a), no longer applicable to Dexter. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Dexter. Furthermore, the ability of "affiliates" of Dexter and persons holding "restricted securities" of Dexter to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer or the proposed Merger, Dexter is no longer required to maintain registration of the Shares under the Exchange Act, the Purchaser intends to cause Dexter to apply for termination of such registration. See Section 11.

                     Based upon publicly available information, Purchaser believes that, as of the date of this Offer to Purchase, the Rights are registered under the Exchange Act and are listed on the NYSE, but are attached to the Shares and are not separately transferable. As a result of the commencement of the Offer by the Purchaser, the Distribution Date will occur following the close of business on July 11, 2000 unless, prior to such time, Dexter's Board redeems the Rights or delays such Distribution Date. See Section
11. According to the Dexter 8-A, as soon as practicable after the occurrence of the Distribution Date, Rights Certificates will be sent to all holders of Rights and the Rights will become transferable apart from the Shares. See Section 11. If the Distribution Date occurs and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, stock exchange listings and Exchange Act registration would apply to the Rights in a similar manner.

                     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

MARGIN REGULATIONS

                     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

                     8. CERTAIN INFORMATION CONCERNING DEXTER.

                     The information concerning Dexter contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of ISP, Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Dexter to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to ISP, Purchaser, the Information Agent or the Depositary.

                     Dexter is a Connecticut corporation with its principal executive offices located at One Elm Street, Windsor Locks, Connecticut. The following description of Dexter's business has been taken from Dexter's 1999 Annual Report.

                     Founded in 1767 and incorporated in the state of Connecticut in 1914, Dexter operates specialty materials businesses with leadership positions in markets that provide opportunities for profitable growth. The principal markets served by the Company are the worldwide aerospace, electronics, food packaging and medical markets.

                     Dexter has three operating segments: life sciences, nonwovens, and specialty polymers. The businesses of Dexter are organized and reported based on the commonality of the products, services and technologies employed within these segments.

                     The life sciences segment focuses on the development and manufacture of precise, reproducible biological and biochemical products used in applications of life sciences discovery, development and production processes for research and commercial applications. Life Technologies, Inc. is reported in this segment.

                     The nonwovens segment focuses on the proprietary formulation and manufacture of long-fiber, wet-formed, and hydroentangled products, primarily for use in the food packaging, medical, and hygiene markets. The Nonwoven Materials business and its cogeneration facility, which provides electricity and steam to the Nonwoven Materials, Windsor Locks, Connecticut facility, as well as, electricity to the local utility, are reported in this segment.

                     The specialty polymers segment includes businesses whose product offerings are based on polymer technology for the formulation and processing of specialty adhesives, coatings, and encapsulants primarily for use in the aerospace and electronics markets. Long-term polymer research and development for this segment is performed at the segment's specialty polymer research and development laboratories in San Diego, California. The Adhesive & Coating Systems business and the Electronic Materials business are reported in this segment.

                     Dexter is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Dexter's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                     Dexter has provided ISP with certain non-public information concerning Dexter and its subsidiaries, including the projections summarized below (the "Projections"). ISP and Purchaser direct shareholders' attention to the Schedule 14D-9 to be filed by Dexter in response to this Offer. ISP and Purchaser assume that such Schedule 14D-9 will contain any additional non-public information provided by Dexter to ISP that Dexter believes to be material to a shareholder's decision whether or not to tender its shares in response to this Offer.

                     The Projections reflect total net sales for the years ending December 31, 2000, 2001 and 2002 of $1,048,000,000, $1,132,000,000 and
$1,223,000,000, respectively, and net income for the years ending December 31, 2000, 2001 and 2002 of $56,600,000, $66,100,000 and $77,000,000, respectively.
None of ISP, Purchaser or any of their affiliates or representatives had any role in the preparation of the Projections, and Purchaser therefore has no basis for determining their reliability. Moreover, ISP and Purchaser understand that the Projections were not prepared with a view to publication nor with a view toward compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding projections or forecasts. Such Projections are being included herein solely because they were furnished to ISP and Purchaser in connection with their evaluation of a possible transaction with Dexter. For these reasons and because the Projections are inherently subject to uncertainty, neither ISP nor Purchaser assumes any responsibility for the accuracy or completeness of the Projections. In addition, neither ISP nor Purchaser assumes any responsibility for any failure by Dexter to disclose events that may have occurred or which may subsequently occur and may affect the significance or accuracy of the Projections but that are unknown to ISP and Purchaser.

                     9. CERTAIN INFORMATION CONCERNING PURCHASER AND ISP.

                     ISP was incorporated in 1996 under the laws of the State of Delaware. Purchaser was incorporated on June 22, 2000 under the laws of the State of Delaware for the purpose of acquiring Dexter. Purchaser is an indirect wholly-owned subsidiary of ISP. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer, the proposed Merger and the related financing. The principal executive offices of ISP and Purchaser are located at 300 Delaware Avenue, Wilmington, Delaware 19801.

                     ISP, a leading multinational manufacturer of specialty chemicals and mineral products, operates its business exclusively through direct and indirect subsidiaries, including ISP Opco Holdings Inc., ISP Chemicals Inc., ISP Technologies Inc., ISP Van Dyk Inc., ISP Fine Chemicals Inc., ISP Freetown Fine Chemicals Inc. and ISP Alginates Inc.

                     ISP manufactures a broad spectrum of specialty chemicals having numerous applications in consumer and industrial products. ISP uses proprietary technology to convert various raw materials, through a chain of one or more processing steps, into increasingly complex and higher value-added specialty chemicals specifically developed to meet customer requirements.

                     ISP's specialty chemicals business is organized based upon the markets for its products. Accordingly, ISP manages its specialty chemicals in the following three business segments:

                  o Personal Care - whose products are sold to the skin care and hair care markets;

                  o Pharmaceutical, Food and Beverage - whose products are sold to these three government-regulated industries; and

                  o        Performance Chemicals, Fine Chemicals and Industrial
                           - whose products are sold to numerous consumer and industrial markets.

                     The name, business address, citizenship, present principal occupation and employment history of each of the directors and executive officers of ISP and Purchaser are set forth in Schedules I and II of this Offer to Purchase.

                     ISP is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning ISP's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of ISP's securities, any material interests of such persons in transactions with ISP and certain other matters is required to be disclosed in proxy statements and annual reports distributed to ISP's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities in the same manner as set forth with respect to Dexter in Section 8.

                     Set forth below is a summary of certain consolidated financial information with respect to ISP and its subsidiaries for its fiscal years ended December 31, 1999, 1998, 1997, 1996 and 1995, excerpted from financial statements presented in ISP's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and for the three months ended April 2, 2000 and April 4, 1999, excerpted from financial statements presented in ISP's Quarterly Report on Form 10-Q for the quarter ended April 2, 2000 filed with the Commission. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed by ISP with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to such reports, which are incorporated herein by reference, and all the financial information and related notes contained therein.

                         SELECTED FINANCIAL DATA OF ISP

                     Set forth below are selected consolidated financial data of ISP, formerly ISP Holdings Inc. ("ISP Holdings"), and its subsidiaries. On July 15, 1998, International Specialty Products Inc. ("Old ISP") merged (the "ISP Merger") with and into ISP Holdings. In connection with the ISP Merger, ISP Holdings changed its name to International Specialty Products Inc. The financial information presented herein for periods prior to the ISP Merger of Old ISP and ISP Holdings represent the results of the former ISP Holdings. Prior to January 1, 1997, ISP Holdings was a wholly-owned subsidiary of GAF Corporation ("GAF"). On January 1, 1997, GAF effected a series of transactions that resulted in, among other things, the capital stock of ISP Holdings being distributed to the stockholders of GAF. As a result of such distribution, ISP ceased to be a direct or indirect subsidiary of GAF, and GAF's subsidiaries are no longer included in the consolidated assets and liabilities of ISP. The results of operations and assets and liabilities of GAF's subsidiaries, as well as GAF Broadcasting Company, Inc. (whose assets were sold in August 1996), have been classified as "discontinued operations" within the Selected Financial Data below for all periods presented prior to January 1, 1997. In October 1999, ISP sold the stock of its filter products subsidiaries. Accordingly, the results of operations and assets and liabilities of the filter products subsidiaries have been classified as a discontinued operation for all periods presented.

                                                           Year Ended December 31,                             Three Months Ended
                                    --------------------------------------------------------------------   -------------------------
                                                                                                             April 4,      April 2,
                                                                                                               1999          2000
                                      1995         1996           1997           1998           1999       (Unaudited)   (Unaudited)
                                      ----         ----           ----           ----           ----       -----------   -----------
                                                             (Dollars In Thousands, Except Per Share Amounts)
Operating Data:
Net Sales..........................  $651,834     $676,951       $708,971      $784,616       $787,356      $201,648      $197,941
    Gross profit...................   258,593      283,186        295,199       321,105        304,959        82,263        68,507
    Operating income...............   123,599      135,784        137,689        66,177        145,978        46,803        25,597
    Interest expense...............    33,091       38,333         73,612        75,564         78,552        20,240        19,722
    Income from continuing
       operations before income
       taxes and extraordinary
       losses......................   102,605      116,388        104,219        27,168         76,454        17,687        11,788
    Income from continuing
       operations before
       extraordinary losses........    52,848       60,683         51,702         2,779         49,632        12,022         7,672
    Net income.....................    32,828       53,933         54,005         4,812         74,930        12,022         7,672
    Income from continuing
       operations per common
       share:
    Basic..........................  $   .98      $   1.13       $    .96      $    .05       $    .72      $    .16          $.11
    Diluted........................  $   .98      $   1.13       $    .96      $    .05       $    .72      $    .16          $.11
Other Data:
    Depreciation...................  $ 35,533     $ 37,801       $ 41,236      $ 49,272       $ 48,590      $ 12,000      $ 12,432
    Goodwill amortization..........    13,223       13,200         13,294        15,025         16,344         4,195         4,048
    Capital expenditures
       and acquisitions............    37,138       51,411         67,674       163,850        108,955        14,346        11,284



                                                            December 31,
                                   --------------------------------------------------------------------
                                                                                                          April 2, 2000
                                      1995          1996          1997           1998          1999        (Unaudited)
                                      ----          ----          ----           ----          ----        -----------
                                                                       (Thousands)
Balance Sheet Data:
    Total working capital..........$  290,001   $  476,846    $   322,080   $   406,654     $  438,083     $  535,671
    Total assets................... 1,460,382    1,600,114      1,483,977     1,763,870      1,835,308      1,961,605
    Long-term debt less current
       maturities..................   280,254      834,284        798,762       896,095        820,141        841,209
    Stockholders' equity (deficit).    (1,707)      42,653        261,841       501,723        587,261        633,215


                     Except as set forth elsewhere in this Offer to Purchase:
(i) none of ISP, the Purchaser nor, to the best knowledge of ISP, any of the persons listed in Schedules I and II hereto or any associate or majority-owned subsidiary of ISP or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Dexter; (ii) none of ISP, the Purchaser nor, to the best knowledge of ISP, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Dexter during the past 60 days; (iii) none of ISP, the Purchaser nor, to the knowledge of ISP, any of the persons listed in Schedules I and II hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Dexter, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) during the two years prior to the date of this Offer to

Purchase, there have been no transactions which would require reporting under the rules and regulations of the Commission between ISP, Purchaser or any of their respective subsidiaries or, to the best knowledge of ISP, ISP or the Purchaser, any of the persons listed in Schedules I and II hereto, on the one hand, and Dexter or any of its executive officers, directors or affiliates, on the other hand; and (v) during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between ISP, Purchaser or any of their respective subsidiaries or, to the best knowledge of ISP, any of the persons listed in Schedules I and II hereto, on the one hand, and Dexter or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of Dexter.

                     On February 23, 2000, ISP and Dexter entered into a confidentiality agreement which provided for ISP to conduct a review of non-public information relating to the business, finances and operations of Dexter and its subsidiaries. The confidentiality agreement did not contain any provisions which would limit ISP's ability to make the Offer. The confidentiality agreement is filed as an exhibit to the Schedule TO to which this Offer to Purchase is also an exhibit.

                     10. BACKGROUND OF THE OFFER; CONTACTS WITH DEXTER.

                     ISP began purchasing shares of Dexter and Life Technologies common stock in September 1998 because ISP believed that the shares of both companies were substantially undervalued. As the largest Dexter shareholder and an investor in the Company's shares since September 1998, ISP has been dissatisfied with the share price performance of Dexter's common stock. Specifically, ISP has discussed with representatives of Dexter a recommendation with respect to the separation of Life Technologies and Dexter. Dexter rejected ISP's recommendation. Therefore, on December 14, 1999, ISP proposed a business combination in which Dexter shareholders would receive at least $45 per share in cash, subject to the negotiation of a mutually acceptable merger agreement. A summary of events leading up to and following ISP's $45 per share proposal is contained in Schedule III to this Offer to Purchase and is incorporated by reference herein.

                     11. PURPOSE OF THE OFFER AND THE PROPOSED MERGER; PLANS FOR DEXTER.

THE PROPOSED MERGER

                     The purpose of the Offer is to enable ISP and Purchaser to acquire control of, and ultimately the entire equity interest in, Dexter. ISP currently intends, following completion of the Offer, to seek to consummate the proposed Merger. ISP intends that in the proposed Merger, each then outstanding Share (other than Shares owned by ISP, Purchaser or any of their wholly-owned subsidiaries, Shares held in the treasury of Dexter, and, if shareholder dissenters' rights are available with respect to Shares, Shares held by shareholders who perfect any available dissenters' rights under the CBCA) would be converted into the right to receive in cash the same price per Share paid by Purchaser pursuant to the Offer.

                     In general, pursuant to the CBCA, the approval of both the shareholders and the board of directors of a corporation is required to effect a proposed merger of that corporation with or into another corporation except that no shareholder approval is required in the case of a corporation merging with a parent that owns 90% or more of the corporation pursuant to the provisions of
Section 33-818 of the CBCA. A merger effected pursuant to such provision is referred to herein as a "short-form merger." If the Offer is consummated and Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer (and subsequent purchases, if any), it will seek to effect the proposed Merger as a short-form merger promptly thereafter. As described above, if the Offer is consummated and Purchaser acquires less than 90% of the outstanding shares pursuant to the Offer (and subsequent purchases, if any), the Merger can only be effected with the approval of Dexter's Board and, except under certain limited circumstances, shareholders. If the Director Majority Condition is satisfied, the Purchaser's director nominees will constitute a majority of Dexter's Board and Purchaser anticipates that, subject to their fiduciary duties, they will approve the Merger. If the Minimum Condition and the other conditions to the Offer are satisfied, Purchaser will own two-thirds of the outstanding Shares following consummation of the Offer and the voting power necessary to assure approval of the proposed Merger by Dexter shareholders.

                     Certain terms of the Charter, the Bylaws, certain of the Company's contractual obligations (including the Rights and the terms of its outstanding indebtedness) and Sections 33-841 and 33-844 of the CBCA may affect the ability of ISP to obtain control of Dexter and to cause Purchaser to consummate the proposed Merger. ISP believes that, if the Minimum Condition, the Rights Condition, the Business Combination Condition, the Asset Retention Condition, the Funding Condition and the Director Majority Condition are satisfied, it should be able to implement the proposed Merger. Nevertheless, ISP can give no assurance that the proposed Merger will be consummated or as to the timing of the proposed Merger if it is consummated.

CLASSIFIED BOARD

                     Unless the proposed Merger is consummated pursuant to a short-form merger, approval by Dexter's Board will be required under the CBCA to effect the proposed Merger. If the Director Majority Condition were not satisfied and Dexter's Board in office at the time of the consummation of the Offer were to refuse to approve the proposed Merger (or any transaction or corporate action proposed by Purchaser that required the approval of Dexter's Board), Purchaser, in order to consummate such transaction or cause Dexter to take such action, would have to replace at least a majority of Dexter's Board with its own designees. Certain provisions of the Charter and Bylaws could prevent the Purchaser from replacing or electing a majority of Dexter's Board for up to two years. Pursuant to Article VII of the Charter and Article III,
Section 1 of the Bylaws, Dexter's Board is divided into three classes with each class elected for a term of three years and one class elected at Dexter's annual meeting of shareholders each year (the "Classified Board Provision"). Pursuant to Article VII of the Charter, directors can be removed from Dexter's Board only for cause and only by the affirmative vote of holders representing a majority of all the shares of Common Stock entitled to vote for the election of directors (the "Director Removal Provision"). As a result of these provisions, at least two annual meetings of the Dexter shareholders would be required to elect new directors comprising a majority of Dexter's Board who could approve the proposed Merger (or any similar transaction requiring the approval of Dexter's Board), absent the directors' removal in accordance with the Director Removal Provision (or their resignations) or unless ISP is successful in expanding Dexter's Board and shareholders elect ISP's nominees to take control of the expanded Board.

                     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FROM DEXTER SHAREHOLDERS RELATING TO THE PROPOSED MERGER. SOLICITATIONS OF PROXIES BY ISP WILL BE MADE ONLY PURSUANT TO A DEFINITIVE PROXY STATEMENT FILED WITH THE COMMISSION AND COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

                     THE FOREGOING SUMMARY OF CERTAIN PROVISIONS OF THE CHARTER AND THE BYLAWS ARE QUALIFIED BY REFERENCE TO THE TEXT THEREOF AS FILED BY DEXTER WITH THE COMMISSION AND WHICH CAN BE EXAMINED OR COPIES OBTAINED AS SET FORTH IN
SECTION 8.

BUSINESS COMBINATION STATUTE

                     Section 33-844 of the CBCA provides that a public Connecticut corporation may not engage in any "Business Combination" (defined to include a variety of transactions, including mergers) with any Interested Shareholder (defined generally as the beneficial owner of 10% or more of the voting power of a corporation) for a period of five years following the date that such shareholder became an Interested Shareholder (the "Stock Acquisition Date"), unless, prior to the Stock Acquisition Date, the board of directors of the corporation and a majority of the non-employee directors (of which there shall be at least two) approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder before the Stock Acquisition Date. A corporation may opt out of the above provision through an amendment to the corporation's certificate of incorporation or bylaws approved through the affirmative vote of the holders of two-thirds of the voting power of the outstanding voting stock excluding the voting stock of Interested Shareholders and their affiliates and associates. However, no such amendment shall be effective until 18 months after such shareholder vote and shall not apply to any Business Combination with an Interested Shareholder whose Stock Acquisition Date is on or prior to the effective date of such amendment. Neither Dexter's Charter nor its Bylaws exclude the Company from the restrictions imposed under Section 33-844 of the CBCA.

                     In addition, Section 33-841 of the CBCA provides that any Business Combination with an Interested Shareholder that was not approved by the board of directors prior to the Stock Acquisition Date, must be approved by the board of directors, 80% of the voting power of the outstanding voting stock and two-thirds of the voting power of the outstanding voting stock not controlled by the Interested Shareholder or meet certain conditions regarding minimum price and type of consideration.

                     Purchaser believes that, if the Business Combination Condition is satisfied, Sections 33-841 and 33-844 of the CBCA will not be an impediment to consummating the proposed Merger.

CONNECTICUT TAKEOVER STATUTE

                     As described in Section 3, above, a number of states (including Connecticut, where Dexter is incorporated) have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the proposed Merger, ISP and Purchaser believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

                     ISP and Purchaser have not attempted to comply with any state takeover statutes in connection with the Offer or the proposed Merger. ISP and Purchaser reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the proposed Merger, and nothing in this Offer to Purchase nor any action that ISP and Purchaser take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the proposed Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to Offer or the proposed Merger, as applicable, ISP and Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and ISP and Purchaser might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, ISP and Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

APPRAISAL RIGHTS

                     The following discussion is not a complete statement of the law pertaining to dissenters' rights under the CBCA and is qualified in its entirety by the full text of Part XIII (Sections 33-855 through 33-872) of the CBCA.

                     Holders of Shares do not have dissenters' rights as a result of the Offer. However, in connection with the proposed Merger, holders of Shares, by complying with the provisions of Part XIII of the CBCA, have certain rights to dissent and to require the surviving corporation in the proposed Merger to purchase their Shares for fair value. In general, a holder of Shares will be entitled to exercise "dissenters' rights" under the CBCA only if such holder of Shares (i) delivers to Dexter prior to the time the vote is taken with respect to the proposed Merger, written notice of his or her intent to demand payment for his or her Shares if the proposed Merger is effectuated and (ii) does not vote his or her Shares in favor of the proposed Merger. If the statutory procedures relating to dissenters' rights are complied with, such rights could result in a judicial determination of the fair value of the dissenter's Shares. The "fair value" would be determined based on the value of the dissenter's Shares immediately before the proposed Merger, excluding any appreciation or depreciation in anticipation of the proposed Merger. The value so determined could be more or less than the price per Share offered in the proposed Merger.

THE RIGHTS

                     According to the Dexter 8-A, on August 23, 1996, Dexter's Board declared a dividend distribution of one Right for each outstanding Share. The dividend is payable to the shareholders of record on November 17, 1996 (the "Record Date"), and with respect to Shares issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to Shares issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from Dexter one two-hundredth (1/200th) of a share of Series A Junior Participating Preferred Stock, without par value (the "Preferred Shares"), of Dexter at a price of $90 per one two-hundredth (1/200th) of a Preferred Share (the "Purchase Price"), subject to adjustment.

                     According to the Dexter 8-A, initially, the Rights will be attached to all Share Certificates then outstanding, and no separate Right Certificates will be distributed. The Rights will separate from the Shares upon the earliest to occur of (i) the close of business on the tenth business day following a Stock Acquisition Date (as defined below) or (ii) the close of business on the tenth business day following (or such later date as Dexter's Board may determine) the date that a tender offer or exchange offer is first published or sent or given within the meaning of Rule 14d-2(a) under the Exchange Act, if upon consummation thereof, the offering person would be the beneficial owner of 20% or more of the outstanding shares (the earlier of such dates being called the "Distribution Date").

                     A person or group of persons who become the beneficial owner of 11% or more of the outstanding Shares is an "Acquiring Person", subject to certain exceptions as set forth in the Rights Agreement, including if the acquisition of such shares is pursuant to a Qualifying Offer (as defined below). The date that a person or group is first publicly announced to have become such by Dexter or such Acquiring Person is the "Stock Acquisition Date." A person or group of persons who beneficially own 11% or more of the outstanding Shares is not an Acquiring Person if such person or group of persons acquired the 11% or more of the outstanding Shares pursuant to a tender offer or exchange offer for all outstanding Shares which (i) is at a price and on terms that a majority of Dexter's Board has determined to be in the best interests of Dexter and its shareholders or (ii) meets all of the following requirements: (A) the offer is substantially unconditional immediately prior to the expiration of such tender offer or exchange offer; (B) the per Share consideration offered to Dexter shareholders is, in the opinion of Dexter's financial advisor, fair to Dexter shareholders from a financial point of view, (C) with respect to the cash portion of the offer, such person has received firm written commitments from responsible financial institutions to provide, subject only to customary terms and conditions, funds which, when added to the cash and cash equivalents which such person then has available and has irrevocably committed in writing to Dexter to utilize for purposes of the offer, sufficient to pay the total cash consideration to be paid to Dexter shareholders as part of the offer and all related expenses; (D) with respect to the securities portion of the offer, such person has received the opinion of a nationally recognized investment bank (jointly chosen by Dexter and such person) that the value of the securities offered as consideration in the offer for each Share receiving such securities is, at the time of expiration of the offer, equal to or greater to the cash offered as consideration in the offer for each Share not receiving securities;
(E) such offer must remain open for at least 60 calendar days; provided, that

(x) if there is an increase in the price of such offer, then the offer must remain open for at least 10 business days after the last such increase, and (y) such offer must remain open for at least 10 business days after the date that any bona fide alternative offer is made which, in the opinion of Dexter's financial advisor, provides for consideration per Share in excess of that provided for in such offer; provided further, that such offer need not remain open beyond (1) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open, or (2) an announcement prior to the then scheduled expiration date, of any other offer with respect to which Dexter's Board has agreed to redeem the Rights immediately prior to acceptance for payment of Shares (unless such offer is terminated prior to its expiration without any Shares having been purchased thereunder); and (F) on the date such offer is commenced within the meaning of Rule 14d-2(a) under the Exchange Act, such person makes an irrevocable commitment (x) to consummate promptly upon completion of such offer a transaction whereby all Shares not purchased in such offer will be acquired at the same price per Share paid pursuant to the offer, and otherwise not to purchase any Shares following completion of the offer and
(y) that such person or group of persons will not amend such offer in a manner adverse to Dexter shareholders (a transaction described in (i) or (ii) above, a "Qualifying Offer").

                     According to the Dexter 8-A, until the Distribution Date, the Rights will be transferred with and only with the Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Share Certificates issued after the Record Date upon transfer or new issuance of Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any Share Certificates outstanding as of the Record Date, even without such notation, will also constitute the transfer of the Rights associated with the Shares represented by such certificate. As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to the holders of record of the Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Shares issued after the Distribution Date), and such separate Right Certificates alone will evidence the Rights.

                     According to the Dexter 8-A, the Rights are not exercisable until the Distribution Date and will expire at the close of business on August 30, 2006 unless earlier redeemed by Dexter.

                     According to the Dexter 8-A, in the event that any person becomes the beneficial owner of 11% or more of the outstanding shares (other than pursuant to a Qualifying Offer), each holder of a Right will thereafter have the right (the "Flip-In Right") to receive upon exercise the number of Shares (or, in certain circumstances, of one two-hundredth (1/200th) of a Preferred Share or other securities of Dexter) having a value (immediately prior to such triggering event) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void.

                     According to the Dexter 8-A, in the event that, at any time following the Stock Acquisition Date, (i) Dexter is acquired in a merger or other business combination transaction in which Dexter is not the surviving corporation or pursuant to which all or a part of the outstanding Shares are exchanged for securities of any other company or cash or other property, or (ii) more than 50% of Dexter's assets or earning power is sold or transferred, in either case with or to any other person or group of persons other than Dexter or its subsidiaries, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the Right. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right.

                     According to the Dexter 8-A, the Purchase Price payable, and the number of Preferred Shares, Shares or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

                     The number of outstanding Rights and the number of two-hundredths (1/200th) of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Shares or a stock dividend on the Shares payable in Shares or subdivisions, consolidations or combinations of the Shares occurring, in any such case, prior to the Distribution Date.

                     According to the Dexter 8-A, Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but, if greater, will be entitled to an aggregate dividend per share of 200 times the dividend declared per Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment per share in the amount of $300 per Preferred Share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"); thereafter, and after the holders of the Shares receive a liquidation payment of an amount equal to the quotient obtained by dividing the Series A Liquidation Preference by 200 (subject to certain adjustments for stock splits, stock dividends and recapitalizations with respect to the Shares), the holders of the Preferred Shares and the holders of the Shares will share the remaining assets in the ratio of 200 to 1 (as adjusted) for each Preferred Share and Share so held, respectively. Finally, in the event of any merger, consolidation or other transaction in which Shares are exchanged, each Preferred Share will be entitled to receive 200 times the amount received per Share. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Preferred Shares is equivalent to six full quarterly dividends or more, the holders of the Preferred Shares shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the Shares until all cumulative dividends on the Preferred Shares have been paid through the last quarterly dividend payment date.

                     According to the Dexter 8-A, with certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are one two-hundredth (1/200th) or integral multiples of one two-hundredth (1/200th) of a Preferred Share, which may, at the election of Dexter, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

                     According to the Dexter 8-A, at any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, and under certain other circumstances, Dexter may redeem the Rights in whole, but not in part, at a price (payable in cash or, at Dexter's election, in Shares) of $.01 per Right (the "Redemption Price"), which redemption shall be effective upon the action of Dexter's Board.

                     According to the Dexter 8-A, until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Dexter, including, without limitation, the right to vote or to receive dividends.

                     The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Dexter 8-A and the text of the Rights Agreement as set forth as an exhibit thereto, filed with the Commission, copies of which may be obtained in the manner set forth in Section 8.

                     If the Rights Condition is not satisfied and Purchaser elects, in its sole discretion, to waive the Rights Condition and consummate the Offer, and if there are outstanding Rights which have not been acquired by Purchaser, Purchaser will evaluate its alternatives. Such alternatives could include purchasing additional Rights in the open market, in privately negotiated transactions, in another tender or exchange offer or otherwise. Any such additional purchase of Rights could be for cash or other consideration. Under such circumstances, the proposed Merger might be delayed or abandoned as impracticable. The form and amount of consideration to be received by the holders of Shares in the proposed Merger, if consummated, might be subject to adjustment to compensate Purchaser for, among other things, the costs of acquiring Rights and a portion of the potential dilution cost to Purchaser of Rights not owned by Purchaser and its wholly owned subsidiaries at the time of the proposed Merger. In such event, the value of the consideration to be exchanged for Shares in the proposed Merger could be substantially less than the consideration paid in the Offer. In addition, Purchaser may elect under such circumstances not to consummate the proposed Merger.

                     UNLESS THE RIGHTS ARE REDEEMED, SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 3. IF SEPARATE CERTIFICATES FOR THE RIGHTS ARE NOT ISSUED, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. SEE SECTIONS 1 AND 3.

"GOING PRIVATE" TRANSACTIONS

                     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the proposed Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the proposed Merger or other business combination or (ii) the proposed Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the proposed Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

PLANS FOR DEXTER

                     In connection with the Offer, ISP and ISP Acquisition have reviewed and will continue to review various possible business strategies that they might consider in the event that ISP acquires control of Dexter, whether pursuant to the Offer, the proposed Merger or otherwise. Such changes could include, among other things, the sale of Dexter's shares of Life Technologies, the sale of any of Dexter's wholly owned chemicals businesses, or other changes in Dexter's corporate structure, capitalization and management.

                     12. SOURCE AND AMOUNT OF FUNDS.

                     The consummation of the Offer is conditioned upon, among other things, the Purchaser having available borrowings of $1.775 billion to, among other things, purchase Shares in the Offer, on the terms set forth in the Commitment Letter. See the Introduction and Section 14.

                     ISP Opco Holdings Inc., a subsidiary of ISP, has entered into the Commitment Letter with Chase pursuant to which Chase has, subject to conditions described in the letter, committed to provide senior credit facilities in the aggregate amount of up to $1.775 billion in order to finance the acquisition of Dexter, to refinance certain existing indebtedness of ISP's subsidiaries, Dexter and its subsidiaries, to provide working capital for the combined companies following the acquisition and to pay certain related fees and expenses. The definitive agreements between ISP Opco Holdings Inc. and Chase providing for the senior credit facilities (the "Credit Facilities") have not been finalized. The following is a summary of the anticipated principal terms of the Credit Facilities based on the Commitment Letter. This summary is subject to finalizing the definitive agreements and is qualified in its entirety by reference to the Commitment Letter, which is filed as an exhibit to the Schedule TO to which this Offer to Purchase is also an exhibit.

                     The Credit Facilities will consist of a nine-month tender term facility and a nine-month tender revolving credit facility, each of which will be repaid with the proceeds of a seven year revolving credit facility, a seven year term loan and an 18 month term loan that will be available on the date on which the proposed Merger occurs. The amount of each facility is to be specified in the definitive documentation for the credit facilities. The Commitment Letter provides that obligations under the Credit Facilities will be guaranteed by all of the domestic wholly owned subsidiaries of ISP and, if the acquisition is completed, by Dexter and its wholly owned subsidiaries. The Commitment Letter further provides that the Credit Facilities will be secured by the capital stock of certain ISP subsidiaries, and all of the capital stock of Dexter and Life Technologies to be owned by ISP following the consummation of the proposed Merger. The collateral will be released upon the occurrence of certain events to be agreed upon in the definitive documentation.

                     The commitment of Chase to provide the Credit Facilities is subject to certain material conditions, including the absence of a material adverse change in the business, operations or financial condition of ISP or Dexter, and the absence of a material disruption of or a material adverse change in financial, banking or capital market conditions that, in Chase's judgment, could materially impair the syndication of the Credit Facilities. In addition, the availability of the Credit Facilities will be conditioned upon satisfaction of, among other things, the following customary conditions precedent on or before the closing date of the Offer (but in no event later than October 31, 2000):

o The Offer shall have been consummated in accordance with applicable law and pursuant to documentation reasonably satisfactory to Chase, and no material waiver, amendment, supplement or other modification to such documentation shall be in effect.

o No shareholders rights plan or statutory provision that would impede or limit completion of the Offer or the proposed Merger shall be in effect, and any material conditions to the completion of the proposed Merger shall have been satisfied or shall be reasonably capable of being satisfied.

o All governmental and third party approvals necessary in connection with the Offer, the financing and the continuing operations of ISP and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action that would restrain, prevent or otherwise impose material adverse conditions on the Offer or the proposed Merger or the financing thereof.

o The lenders shall have received certain reasonably satisfactory financial statements of ISP and Dexter and shall have received and be reasonably satisfied with certain pro forma financial information and financial projections for ISP and its subsidiaries.

o Certain existing indebtedness of ISP and its subsidiaries shall have been repaid on satisfactory terms, and the existing credit agreement of ISP shall have been terminated.

o The capital structure of each party to the Credit Facilities shall be reasonably satisfactory to Chase.

                     Similar conditions apply with respect to the availability of financing for ISP Acquisition to pay for shares in the proposed Merger, which conditions must be satisfied by no later than nine months following the closing date of the Offer.

                     The Credit Facilities will require, under certain circumstances, mandatory prepayments and commitment reductions and ISP will be permitted to make optional prepayments and commitment reductions. Borrowings under the facilities will bear interest at either a base rate or a eurodollar rate, plus an applicable margin based upon ISP's consolidated leverage ratio (which margin will not exceed 1.50% for base rate loans or 2.50% for eurodollar rate loans).

                     The definitive loan documents for the facilities will contain certain customary covenants that, among other things, will restrict ISP's ability to dispose of assets, incur additional indebtedness, repay indebtedness or amend debt instruments, pay dividends, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. In addition, the facilities will require ISP to comply with certain financial ratios and maintenance tests.

                     13. DIVIDENDS AND DISTRIBUTIONS.

                     If, on or after June 26, 2000, Dexter (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares, except pursuant to the exercise of employee options outstanding prior to June 26, 2000, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for shares of any class of capital stock, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing or (iv) discloses that it has taken such action, then, ISP, in its sole discretion, may make such adjustments in the purchase price and other terms of the Offer and the proposed Merger as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

                     If on or after June 26, 2000, Dexter declares or pays any dividend on the Shares, other than its regular quarterly dividend of no more than $0.26 per Share, or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights (other than the separation of the Rights from the Shares) for the purchase of any securities) with respect to the Shares or Rights (other than the Redemption Price) that is payable or distributable to shareholders of record on a date prior to the transfer into the name of the Purchaser or its nominees or transferees on Dexter's stock transfer records of the Shares and Rights purchased pursuant to the Offer (except that if the Rights are redeemed by Dexter's Board, tendering shareholders who are holders of record as of the applicable record date will be entitled to receive and retain the Redemption Price), and if Shares are purchased in the Offer, then (i) the purchase price per Share payable by Purchaser pursuant to the Offer shall be reduced by the amount of any such cash dividend or cash distribution and (ii) any such noncash dividend, distribution, issuance, proceeds or right to be received by the tendering shareholders shall
(a) be received and held by the tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance, proceeds or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

                     14. CERTAIN CONDITIONS OF THE OFFER.

                     Notwithstanding any other provisions of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, unless the Minimum Condition, the Rights Condition, the Business Combination Condition, the Asset Retention Condition, the Funding Condition and the Director Majority Condition are satisfied. Furthermore, notwithstanding any other term of the Offer, Purchaser shall not be required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if at any time prior to the expiration of the Offer any of the following additional conditions exist or shall occur and remain in effect:

                               (i) (a) a court of competent jurisdiction or
                     other governmental entity shall have issued an order, judgment, decree or ruling which (1) restrains or prohibits the acquisition by Purchaser or ISP of Shares pursuant to the Offer, or the making or consummation of the Offer or the proposed Merger, (2) makes the purchase of or payment for some or all of the Shares pursuant to the Offer or the proposed Merger illegal, (3) imposes material limitations on the ability of ISP (or any of its affiliates) to acquire or hold, or which requires ISP or any of its affiliates or subsidiaries to dispose of or hold separate any material portion of the assets or the business of ISP and its affiliates taken as a whole or Dexter and its subsidiaries taken as a whole, or (4) imposes material limitations on the ability of Purchaser or ISP (or its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the shareholders of Dexter, or (b) there shall have been instituted and pending any action or proceeding by any governmental entity which, in the opinion of ISP's counsel (assuming, for purposes of such opinion only, the validity of the allegations) has a reasonable likelihood of success on the merits, and which (1) seeks to challenge the acquisition by Purchaser or ISP of the Shares pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the proposed Merger, or obtain any material damages in connection therewith, (2) seeks to make the purchase of or payment for some or all of Shares pursuant to the Offer or the proposed Merger illegal, (3) seeks to impose material limitations on the ability of Purchaser or ISP (or any of its affiliates) effectively to acquire or hold, or to dispose of any material portion of the assets or the business of ISP and its affiliates taken as a whole or Dexter and its subsidiaries taken as a whole,
                     (4) seeks to require ISP or Dexter or any of their respective affiliates or subsidiaries to dispose of or hold separate any material portion of the assets or the business of ISP and its affiliates taken as a whole or Dexter and its affiliates taken as a whole, or (5) seeks to impose material limitations on the ability of Purchaser or ISP (or its affiliates) to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote Shares on all matters properly presented to the shareholders of Dexter; or

                               (ii) there shall have occurred (a) any general
                     suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (d) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event which has a material adverse effect on, the extension of credit by banks or other lending institutions in the United States; or

                               (iii) there shall have been promulgated, enacted,
                     entered, enforced or deemed applicable to the Offer or the proposed Merger, by any governmental entity, any law or there shall have been issued any injunction resulting in any of the consequences referred to in subsection (i) above; or

                               (iv) Dexter and Purchaser shall have reached an
                     agreement or understanding that the Offer be terminated or amended or the purchase or payment for Shares be postponed pursuant thereto or Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the proposed Merger or any other business combination with Dexter or any of its affiliates or the purchase of any material portion of the securities or assets of Dexter or any of its subsidiaries; or

                               (v) any waiting periods under the HSR Act
                     applicable to the purchase of the Shares pursuant to the Offer shall not have expired or been terminated or any other approval, permit, authorization, consent or other action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority or tribunal (including those described in Section
                     15) shall not have been obtained on terms satisfactory to Purchaser in its sole discretion.

                     The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Purchaser concerning any of the events described in this Section 14 shall be final and binding.

                     15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

                     Except as set forth in this Offer to Purchase, Purchaser is not aware of any licenses or regulatory permits that would be material to the business of Dexter and its subsidiaries, taken as a whole, and that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of Dexter's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of Dexter's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Dexter's business, or that certain parts of Dexter's or Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See the Introduction and Section 14 for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

                     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, if the credit is secured directly or indirectly by margin stock. The restrictions provided for in the Margin Regulations will not apply in connection with the financing of the Offer and the proposed Merger.

                     State Takeover Laws. A number of states (including Connecticut, where Dexter is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

                     Except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

                     Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of shares pursuant to the Offer is, and the proposed Merger may be, subject to such requirements. On June 23, 2000, Purchaser filed a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer.

                     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar-day waiting period following the filing by Purchaser, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Accordingly, the waiting period under the HSR Act which is applicable to the Offer will expire at 11:59 p.m., New York City time, on July 10, 2000, unless earlier terminated by the Antitrust Division and the FTC or Purchaser receives a request for additional information or documentary material from the Antitrust Division or the FTC prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Purchaser, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request by Purchaser. Thereafter, the waiting period could be extended only by court order or with the consent of Purchaser. The additional 10-calendar-day waiting period may be terminated sooner by the FTC and the Antitrust Division. Although Dexter is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither Dexter's failure to make such filings nor a request made to Dexter from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period with respect to the Offer.

                     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer and the proposed Merger. At any time before or after Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of

Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of Dexter or Purchaser. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

                     Based upon an examination of publicly available information relating to the businesses in which Dexter is engaged, Purchaser believes that the acquisition of Shares pursuant to the Offer and the proposed Merger would not violate the antitrust laws. Purchaser believes that retention of all of the operations of Dexter and Purchaser should be permitted under the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

                     16. CERTAIN FEES AND EXPENSES.

                     Chase Securities Inc. is acting as ISP's financial advisor in connection with any proposed business combination transaction involving Dexter, and is assisting ISP in connection with the financing of any such transaction. For its financial advisory services, Chase Securities will receive from ISP a fee of $1 million upon the consummation of any such transaction, plus an additional amount based on the performance of Chase Securities, to be determined by ISP and paid in ISP's sole discretion. Chase Securities will also receive reimbursement of its reasonable and documented expenses. In addition, ISP has agreed to indemnify Chase Securities and related persons against certain liabilities arising out of the engagement. In its capacity as ISP's financial advisor, Chase Securities has agreed, among other things, to assist ISP by acting as Dealer Manager in connection with the Offer and may act at ISP's request in contacting (in person, by telephone or otherwise) shareholders of Dexter identified to Chase Securities by ISP in connection with the Offer. Chase Securities will not receive any separate or additional fee for, or in connection with, acting as Dealer Manager. Chase Securities will be reimbursed for all out-of-pocket expenses incurred by it in connection with acting as Dealer Manager, and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Chase Securities and its affiliates are engaged in providing a full range of banking, securities trading, market making and brokerage services to institutional and individual clients. In the normal course of its business Chase Securities and its affiliates may have provided, and may in the future provide, subject to certain contractual and conflict of interest limitations, financial advisory, investment banking or other such services to Dexter, ISP or their respective affiliates, and may trade securities of Dexter, ISP or their respective affiliates for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

                     Innisfree M&A Incorporated has been retained by ISP to provide consulting and analytic services in connection with any proposal by ISP to acquire Dexter in opposition to Dexter's Board. Among other things, Innisfree has agreed to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. ISP has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

                     In addition, Wilmington Trust Company has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

                     Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares and Rights pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

                     17. MISCELLANEOUS.

                     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

                     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                     Purchaser has filed with the Commission the Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in
Section 8 with respect to information concerning Dexter, except that they will not be available at the regional offices of the Commission.

                     No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or Dexter since the date as of which information is furnished or the date of this Offer to Purchase.



                                                    ISP ACQUISITION CORP.

June 26, 2000

                                   SCHEDULE I

                     DIRECTORS AND EXECUTIVE OFFICERS OF ISP

                     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of ISP. The business address of each director and executive officer is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470, except as indicated below. All executive officers and directors are citizens of the United States.


                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                          MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                          ----------------------------------------------

Samuel J. Heyman              Mr. Heyman has been a director and Chairman of the
                              Board of ISP since its formation and was Chief
                              Executive Officer of ISP and certain of its subsidiaries from its formation to June 1999. Mr.
                              Heyman also has been a director, Chairman of the Board, President and Chief Executive Officer of
                              GAF and certain of its subsidiaries for more than five years. He has been a director and Chairman of the Board of Building Materials Corporation of
                              America ("BMCA"), an indirect, approximately
                              98%-owned subsidiary of GAF, since its formation and has served as Chief Executive Officer of BMCA and certain of its subsidiaries since June 1999, which position he also held from June 1996 to January 1999. He is also the Chief Executive
                              Officer, Manager and General Partner of a number of closely held real estate development companies and partnerships whose investments include commercial real estate and a portfolio of publicly traded securities.

Sunil Kumar                   Mr. Kumar has been a director, President and Chief
                              Executive Officer of ISP and President and Chief
                              Executive Officer of certain of its subsidiaries since June 1999. He was a director, President and Chief Executive Office of BMCA and certain of its subsidiaries from May 1995, July 1996 and January
                              1999, respectively, to June 1999. He also was Chief Operating Officer of BMCA and certain of its subsidiaries from March 1996 to January 1999. Mr.
                              Kumar was President, Commercial Roofing Products
                              Division, and Vice president of BMCA from February
                              1995 to March 1996. From 1992 to February 1995, he was Executive Vice President of
                              Bridgestone/Firestone Inc., a retail distributor and manufacturer of tires and provider of automobile services.

Carl R. Eckardt               Mr. Eckardt has been a director of ISP since its
                              formation and was Executive Vice President, Corporate Development, of ISP from November 1996 to November 1999, which position he also held from ISP's formation to January 1994. From January 1994 to November 1996, Mr. Eckardt was President and
                              Chief Operating Officer of ISP. Mr. Eckardt was
                              Vice Chairman of GAF Corporation ("GAF"), an affiliate of the Company, from November 1996 to January 1999 and a director of GAF for more than five years until January 1999. He was Executive
                              Vice President of GAF for more than five years until November 1996.

Randall R. Lay                Mr. Lay has been Executive Vice President and
                              Chief Financial Officer of ISP and its
                              subsidiaries since July 1999, was Senior Vice
                              President and Chief Financial Officer of ISP and its subsidiaries from December 1998 to July 1999 and was Vice President and Chief Financial Officer of ISP and its subsidiaries from April 1995 to December 1998. From August 1993 to April 1995, he served as Controller, Specialty Derivatives of ISP.

Richard A. Weinberg           Mr. Weinberg has been Executive Vice President,
                              General Counsel and Secretary of ISP and its subsidiaries since May 1998 and was Senior Vice
                              President, General Counsel and Secretary of ISP and its subsidiaries from May 1996 to May 1998.
                              Mr. Weinberg has held the same positions during the same time periods with GAF Corporation and certain of its subsidiaries, including BMCA. He has been a director of certain of ISP's subsidiaries since May 1996 and a director of GAF
                              Corporation since February 2000. He was Vice
                              President and General Counsel of BMCA from
                              September 1994 to May 1996.

Andrew G. Mueller             Mr. Mueller has been Executive Vice
                              President-Operations of ISP and certain of its subsidiaries since May 1997. He was employed by BASF Corporation as Group Vice President,
                              Colorants & Textile/Leather Chemicals from
                              December 1995 to April 1997 and as Vice President,
                              Fiber Intermediates for more than five years until November 1995.

Susan B. Yoss                 Ms. Yoss has been Senior Vice President and
                              Treasurer of ISP and its subsidiaries since July
                              1999 and was Vice President and Treasurer of ISP and its subsidiaries from February 1998 to June
                              1999. She also has been Senior Vice President and
                              Treasurer of BMCA and its subsidiaries and Senior
                              Vice President, Chief Financial Officer and
                              Treasurer of GAF Corporation and certain of its subsidiaries since July 1999. Ms. Yoss was Vice
                              President and Treasurer of BMCA from February 1998 to June 1999. She was Assistant Treasurer of
                              Joseph E. Seagram & Sons, Inc., a global beverage and entertainment company, for more than five years until February 1998.

Ronald E. Brandt              Mr. Brandt has been Senior Vice President, Sales
                              and Commercial Director-Americas of ISP and certain of its subsidiaries since July 1999 and was Senior Vice President, Personal Care and Fine
                              Chemicals Group of ISP and certain of its subsidiaries from December 1998 to July 1999. He served as Vice President and General Manager,
                              Performance and Fine Chemicals of ISP and certain of its subsidiaries from July 1998 to December
                              1998 and as Vice President, Performance and Fine
                              Chemicals of ISP and certain of its subsidiaries from October 1997 to July 1998. From July 1996 to
                              January 1997, Mr. Brandt was Senior Vice President of Lawson Mardon Wheaton, a packaging manufacturer, and from 1992 to June 1996, he served as Senior Vice President of Lonza Inc., a chemicals manufacturer.

Harrison J. Goldin            Mr. Goldin has been a director of ISP since its
                              formation. He has been the senior managing director of Goldin Associates, L.L.C., a consulting firm, since January 1990. Mr. Goldin was the Comptroller of the City of New York from 1974 to 1989 and a New York State Senator from
                              1966 to 1973.

Charles M. Diker              Mr. Diker has been a director of ISP since
                              February 1992. He has been a non-managing principal of Weiss, Peck & Greer, an investment management firm, since 1975. He also has been Chairman of the Board of Cantel Industries Inc., a manufacturer of medical diagnostic and infection control products, since 1986. Mr. Diker is a director of BeautiControl Cosmetics, a cosmetics company; Data Broadcasting Company, a financial data broadcasting company; Chyron Corporation, a designer and manufacturer of digital equipment, software and systems; and AMF Bowling, Inc., an owner and operator of, and manufacturer of equipment for, commercial bowling centers.

Sanford Kaplan                Mr. Kaplan has been a director of ISP since
                              November 1992. He has been a private investor and consultant since 1977 when he retired from Xerox
                              Corporation, where he was a Senior Vice President and a director.

Burt Manning                  Mr. Manning has been a director of ISP since
                              November 1992. He is President of Brookbound Inc., a strategic consulting company. He was Chairman of
                              J. Walter Thompson Company, a multinational advertising company, from July 1987 to December
                              1997 and was Chief Executive Officer of such company from July 1987 to December 1996. He has served as Chairman Emeritus of such company since
                              January 1998. Mr. Manning is a director of Friendly Ice Cream Corporation.

                     Mr. Goldin is the senior managing director of Goldin Associates, L.L.C., a consulting firm, the address of which is 767 Fifth Avenue, New York, New York 10153. Mr. Diker is a non-managing principal of Weiss, Peck & Greer, an investment management firm, the address of which is 1 New York Plaza, New York, New York 10004. Mr. Manning is Chairman Emeritus of J. Walter Thompson Company, a multinational advertising company, and President of Brookbound Incorporated, a strategic consultancy company, the address of which is 105 East 67th Street, New York, New York 10021.

                                   SCHEDULE II

                  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

                     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. The business address of each director and executive officer is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470. All executive officers and directors are citizens of the United States.


                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                          MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                          ----------------------------------------------

Sunil Kumar                   Mr. Kumar has been a director, President and Chief
                              Executive Officer of ISP and President and Chief
                              Executive Officer of certain of its subsidiaries since June 1999. He was a director, President and Chief Executive Office of BMCA and certain of its subsidiaries from May 1995, July 1996 and January
                              1999, respectively, to June 1999. He also was Chief Operating Officer of BMCA and certain of its subsidiaries from March 1996 to January 1999. Mr.
                              Kumar was President, Commercial Roofing Products
                              Division, and Vice president of BMCA from February
                              1995 to March 1996. From 1992 to February 1995, he was Executive Vice President of
                              Bridgestone/Firestone Inc., a retail distributor and manufacturer of tires and provider of automobile services.

Randall R. Lay                Mr. Lay has been Executive Vice President and
                              Chief Financial Officer of ISP and its
                              subsidiaries since July 1999, was Senior Vice
                              President and Chief Financial Officer of ISP and its subsidiaries from December 1998 to July 1999 and was Vice President and Chief Financial Officer of ISP and its subsidiaries from April 1995 to December 1998. From August 1993 to April 1995, he served as Controller, Specialty Derivatives of ISP.

Richard A. Weinberg           Mr. Weinberg has been Executive Vice President,
                              General Counsel and Secretary of ISP and its subsidiaries since May 1998 and was Senior Vice
                              President, General Counsel and Secretary of ISP and its subsidiaries from May 1996 to May 1998.
                              Mr. Weinberg has held the same positions during the same time periods with GAF Corporation and certain of its subsidiaries, including BMCA. He has been a director of certain of ISP's subsidiaries since May 1996 and a director of GAF
                              Corporation since February 2000. He was Vice
                              President and General Counsel of BMCA from
                              September 1994 to May 1996.

Susan B. Yoss                 Ms. Yoss has been Senior Vice President and
                              Treasurer of ISP and its subsidiaries since July
                              1999 and was Vice President and Treasurer of ISP and its subsidiaries from February 1998 to June
                              1999. She also has been Senior Vice President and
                              Treasurer of BMCA and its subsidiaries and Senior
                              Vice President, Chief Financial Officer and
                              Treasurer of GAF Corporation and certain of its subsidiaries since July 1999. Ms. Yoss was Vice
                              President and Treasurer of BMCA from February 1998 to June 1999. She was Assistant Treasurer of
                              Joseph E. Seagram & Sons, Inc., a global beverage and entertainment company, for more than five years until February 1998.

                                  SCHEDULE III

                             BACKGROUND OF THE OFFER

                     ISP began purchasing shares of Dexter and Life Technologies common stock in September 1998 because ISP believed that the shares of both companies were substantially undervalued. As the largest Dexter shareholder and an investor in the Company's shares since September 1998, ISP has been dissatisfied with the share price performance of Dexter's common stock. Specifically, ISP has discussed with representatives of Dexter a recommendation with respect to the separation of Life Technologies and Dexter. Dexter rejected ISP's recommendation. Therefore, on December 14, 1999, ISP proposed a business combination in which Dexter shareholders would receive at least $45 per share in cash, subject to the negotiation of a mutually acceptable merger agreement.

                     Life Technologies is the surviving corporation of a merger in 1983 of Bethesda Research Laboratories, Inc. with a Dexter-owned subsidiary. Dexter owned approximately 52% of the outstanding stock of Life Technologies in 1998.

                     On July 7, 1998, Dexter proposed to purchase the remaining 48% of the outstanding shares of Life Technologies that it did not already own, at a purchase price of $37 per share in cash. The proposal was made subject to, among other things, the approval of the Board of Directors of Life Technologies, and, since a majority of the Life Technologies Board was affiliated with Dexter, the approval of the Life Technologies Board's unaffiliated directors. Following receipt of Dexter's proposal, Life Technologies' Board of Directors formed a special committee of independent directors (the "Special Committee") to consider and respond to the proposal. Thomas H. Adams, Ph.D., Frank F. Samuel, Jr. and Iain C. Wylie were appointed as the members of the Special Committee, with Dr. Adams to act as chairman. The Special Committee retained outside counsel and a nationally recognized investment banking firm to assist in their analysis of Dexter's proposal.

                     After a comprehensive valuation of Life Technologies and its prospects by the Special Committee and its advisors, on October 27, 1998, the Special Committee reported to the Life Technologies Board that it would be unable to recommend that Life Technologies shareholders accept Dexter's offer of $37 per share of Life Technologies stock. Among its findings, the Special Committee reported that:

          A. it did not believe that Dexter's proposal adequately reflected the value of the prospects of Life Technologies; in particular, the Special Committee noted that Dexter's proposal did not adequately address the value of Life Technologies' research and development pipeline;

          B. it had received inquiries from a third party interested in acquiring all of Life Technologies at a price in excess of Dexter's $37 per share offer, but was unable to respond to such offer because Dexter had advised that it was not interested in disposing of its controlling block of Life Technologies shares; and

          C. Dexter's proposed purchase price of $37 per share of Life Technologies common stock was substantially below the $50+ range which the Special Committee considered an appropriate price range for shares of Life Technologies at that time.

                     In response to the Special Committee's findings, K. Grahame Walker, Chairman and Chief Executive Officer of Dexter and Chairman of the Board of Life Technologies, proposed that the Life Technologies Board disband the Special Committee. Mr. Walker also announced that Dexter was withdrawing its original proposal and would make an offer directly to the shareholders of Life Technologies to tender their shares for $37 per share in cash. All five of the directors affiliated with Dexter, representing a majority of the Life Technologies Board, voted in favor of a resolution to disband the Special Committee, while all three members of the Special Committee voted against the resolution. A few days thereafter, two of the three independent Life Technologies directors who served on the Special Committee (Messrs. Samuel and Wylie) resigned as directors of Life Technologies in protest of the disbanding of the Special Committee.

                     In his resignation letter, dated November 3, 1998, to the Life Technologies Board, Frank E. Samuel, Jr. stated that Dexter's proposal "ignored important components of Life Technologies' overall value, including the value of the products in Life Technologies' R&D Pipeline." Mr. Samuel further characterized Dexter's Proposal as "heavyhanded" and as a "coercive attempt to buy out the [Life Technologies] public shareholders at a price which, I believe, deprives these shareholders of the significant inherent values to which they are rightfully entitled." Iain C. Wylie, in his resignation letter to the Life Technologies Board, echoed Mr. Samuel's concerns with respect to Dexter's proposal.

                     Despite the Special Committee's findings, on November 2, 1998, Dexter commenced a tender offer for the outstanding shares of Life Technologies at $37 per share. Dexter also announced its intention to acquire any shares not purchased in the tender offer through a second-step merger in which the remaining shareholders would receive the same share price paid in the tender offer.

                     On November 16, 1998, Life Technologies filed a Schedule 14D-9 Solicitation/Recommendation Statement in which Life Technologies disclosed that the Life Technologies Board would remain neutral and express no opinion with respect to Dexter's tender offer, since a majority of the Life Technologies Board was affiliated with Dexter. However, Life Technologies included in the
Schedule 14D-9 the view of the Special Committee that the shareholders should reject Dexter's tender offer and not tender their shares, along with the analysis by the investment banking firm hired by the Special Committee which detailed its finding that Dexter's offer price was inadequate to Life Technologies shareholders.

                     On December 7, 1998, Dexter amended its tender offer by increasing the purchase price from $37 per share to $39.125 per share and dropping the condition that Dexter acquire at least 80% of the outstanding shares of Life Technologies following the consummation of the tender offer. Upon the completion of the tender offer, Dexter owned approximately 71% of the outstanding shares of Life Technologies.

                     Shortly after the commencement of Dexter's tender offer, in November 1998, we filed a Schedule 13D with respect to our beneficial ownership of shares of Life Technologies. On November 25, 1998, we signed an agreement with Bear, Stearns & Co. Inc., The Frederick R. Adler Intangible Asset Management Trust, The Cohen Revocable Trust and Annie Chang, each of whom is a shareholder of Life Technologies, to form a group (the "Life Technologies Group") for purposes of Section 13(d) of the Exchange Act. The agreement was for a term of six months and provided for, among other things, each party not to sell or otherwise dispose of its Life Technologies shares without the consent of the other parties to the agreement. Thereafter, we, together with the other members of the Life Technologies Group, filed an amendment to our Schedule 13D reporting our group ownership of Life Technologies shares. On December 2, 1998, each of York Capital Management, L.P., JGD Management Corp. and York Investment Limited became members of the Life Technologies Group, and on December 18, 1998, each of Idoya Partners, Prescott Associates, Prescott International Partners, L.P., Thomas W. Smith as Trustee for the Jack McKenzie Trust Under Agreement Dated April 12, 1992, Thomas W. Smith as Trustee for the Leo Carroll Wolfensohn Trust Under Agreement Dated March 9, 1994 and Thomas W. Smith (collectively, the "Prescott Entities") joined the Life Technologies Group, in each case by entering into similar agreements with the other existing members of the Life Technologies Group. Additional amendments to our Schedule 13D were filed to reflect the additional members of the Life Technologies Group, so that, as of December 23, 1998 we, together with the other members of the Life Technologies Group, owned approximately 26.2% of the outstanding shares of Life Technologies. On that date, ISP individually owned approximately 14.75% of the outstanding shares of Life Technologies.

                     On February 1, 1999, the common stock of Life Technologies was delisted from the Nasdaq Stock market because of Life Technologies' inability to remain in compliance with certain maintenance standards required for continued listing, including the number of shareholders and public float requirements, as a result of Dexter's completed tender offer for Life Technologies' stock. Life Technologies currently remains a reporting company under the Securities and Exchange Commission rules and its common stock is available for quotation on the OTC Bulletin Board.

                     On July 26, 1999, Life Technologies announced that its Board had decided to discontinue regular quarterly dividends on its common stock.

                     On September 27, 1999, pursuant to an amended Schedule 13D filing, we disclosed that we beneficially owned approximately 9.98% of the outstanding common stock of Dexter. Soon thereafter, on October 4, 1999, Dexter's Board amended Dexter's Rights Agreement to lower the threshold of beneficial ownership that will trigger the defensive provisions of the Rights Agreement from 20% to 11% of the outstanding common stock of Dexter, applicable to any shareholder who does not file a Schedule 13G with the SEC stating that its ownership position has been acquired without any intent to change or influence control of Dexter.

                     On December 3, 1999, representatives of ISP and Dexter met to discuss our dissatisfaction with Dexter's share price performance. At such meeting, we expressed our belief that Life Technologies, with its higher growth and higher margins, can better fulfill its potential as an independent entity or in combination with another similarly strategically situated company, rather than in combination with Dexter, for reasons detailed in Mr. Heyman's letter to Mr. Walker on December 14, 1999. Our representatives noted that there are no apparent synergies between Dexter and Life Technologies that would justify Dexter's continued control of Life Technologies and, as an independent company, Life Technologies would likely have greater access to the capital markets and receive a higher level of analyst coverage. We therefore recommended that it would be in the best interests of both companies and their respective shareholders if Dexter and Life Technologies were independent corporate entities. We further offered to work with Dexter to try to develop a tax efficient strategy (i.e. - a strategy which minimizes tax costs to investors and the respective companies), subject to a proper business purpose, to separate Dexter and Life Technologies.

                     On December 6, 1999, pursuant to an amended Life Technologies 13D filing, we disclosed that our initial group agreements with other Life Technologies shareholders, which had been renewed and extended on May 10, 1999, had been further extended until September 30, 2000 by all of the members of the Life Technologies Group other than the Prescott Entities. Currently, the continuing members of the Life Technologies Group beneficially own approximately 21.7% of the outstanding shares of Life Technologies.

                     After receiving no response to our proposal made during the December 3, 1999 meeting, on December 14, 1999, Samuel J. Heyman, Chairman of the Board of ISP, sent the following letter to Mr. Walker proposing to acquire all of the shares of Dexter not owned by ISP for a price of $45 per share:

           Dear Grahame:

                     It was nice meeting with you, John Thompson, and Bruce Beatt on December 3rd.

                     As Kumar Shah and I indicated to you, our interest is in the realization of shareholder values for all Dexter Corporation and Life Technology shareholders. In this connection, based on our analysis, we believe that Life Technologies, with its higher growth and higher margins, can better fulfill its potential as an independent entity, or in combination with another similarly strategically situated company, rather than in combination with Dexter Corporation. We also believe that it will be in the best interests of both companies and their respective shareholders if Dexter Corporation and Life Technologies were separate corporate entities.

                     The overriding reason for this conclusion stems primarily from the fact that there are practically no overlaps and the companies add no value to each other. Specifically, Dexter Corporation's R&D, product development and manufacturing technology have no interface, and lack any synergy, with Life Technologies. Furthermore, we believe that Dexter Corporation has restrained Life Technologies' growth by limiting Life Technologies' R&D expenditures, new product development and new product introductions. Marketing, sales and distribution likewise provide no crossover benefits for the two companies. In addition to the operational issues, we note that Dexter Corporation management has little or no experience in the life science field.

                     From a financial perspective, as an independent company, Life Technologies would have much greater access to the capital markets, without the constraints of Dexter Corporation's financial profile. Life Technologies, as a pure play on which analysts and shareholders can more clearly and easily focus, would attract a high level of Wall Street coverage, providing the opportunity to achieve P/E multiples similar to those achieved by others, who serve the same market. This would enable Life Technologies to consummate attractive stock acquisitions and mergers in the emerging life science field, which you acknowledge has been constrained under your ownership.

                     Finally, as an independent company, or as part of a high technology company serving the biotechnology industry, Life Technologies would be in a position to provide greater incentives for its executives. Through making available stock options with a significant upside potential to all key-operating employees, Life Technologies would be providing a better opportunity to attract, hire, and most importantly, retain quality personnel to insure and maximize its continued profitable growth.

                     As a substantial shareholder of both Dexter Corporation and Life Technologies, it is our position that, for the foregoing reasons, there is value to be realized in the separate corporate existence of these two entities. At our meeting, while I was pleased that you appeared to share our view that there are few, if any, synergies between Dexter Corporation and Life Technologies, I had hoped that you would be more receptive to our proposal. However, since that time, by your lack of response and your recent comments to security analysts, it appears that you disagree with our approach to maximizing shareholder value nor do you appear to have in mind any alternative strategy for accomplishing the same goal.

                     As long term shareholders of both Dexter and Life Technologies, we think we have been more than patient. Our Board has therefore decided to propose acquiring all of the Dexter Corporation common stock not owned by ISP and its affiliates for a price of $45.00 per share subject to the execution of a mutually acceptable merger agreement. Such a price represents a 38% premium over where Dexter Corporation closed last night (329/16), and is higher than the stock has ever traded. In addition, if you would provide us additional information on Dexter Corporation and Life Technologies that justifies an increased price we would be willing to pay more. We would be willing to enter into a confidentiality agreement in connection therewith (but not any such agreement that would limit our rights as shareholders).

                     We and our advisors are available to move quickly to consummate this transaction. Grahame, please let me know how you and your Board would like to proceed.

                                             Sincerely,

                                             /s/ Samuel J. Heyman

                     On December 14, 1999, Dexter issued a press release indicating that it had received ISP's December 14 letter and that Dexter's Board would consider ISP's proposed offer, but noting that the December 14th letter did not mention a source of funds for ISP's cash offer.

                     In response to Dexter's press release, on December 16, 1999, Mr. Heyman sent the following letter to Mr. Walker:

           Dear Grahame:

                     I note from Dexter's news release yesterday your mention that our letter "contained no information concerning the source of funds for its proposal."

                     In this regard, we intend to finance with bank borrowings and will provide commitments for such financing as appropriate.

                               As I indicated in yesterday's letter, we stand ready with our advisors to meet with you as soon as possible regarding all aspects of the proposed merger agreement.

                     All the best.

                                             Sincerely,

                                             /s/ Samuel J. Heyman

                     On December 23, 1999, Mr. Walker sent the following letter to ISP rejecting ISP's offer to purchase the outstanding shares of Dexter:

           Dear Mr. Heyman:

                     On behalf of Dexter's Board of Directors, I am replying to your letter of December 14.

                     The Board has carefully considered your proposal to negotiate an acquisition of Dexter at a price of $45 per share. It has discussed the proposal as well as the strategic initiatives mentioned in your letter with the company's management and its advisors - Lehman Brothers and Skadden, Arps. The Board has received an opinion from Lehman Brothers that $45 per share is inadequate from a financial point of view to the shareholders of Dexter. It is the unanimous view of the Board of Directors that your proposal is both inadequate and contrary to the best interests of the shareholders of Dexter. Accordingly, it is hereby rejected.

                     We noted with interest the research comment on your proposal published by Merrill Lynch the same day you made it. Merrill Lynch said, "... the bid is too low. It appears that ISP could be just trying to put Dexter in play." The comment also noted:
           "Interestingly, ISP's total bid for Dexter is only slightly larger than Dexter's bid for Life Technologies - an offer that was deemed as too low by ISP management." New Vernon Associates, an institutional research firm, was even more definitive in its characterization of the ISP proposal. "Mr. Heyman is clearly playing the role of arbitrageur here. There is little or no strategic fit between ISP and either Dexter or Life Technologies." Yet a third report published by Schroders on December 15 was to a similar effect.

                     The Board has thoroughly reviewed the company's present circumstances in light of your public proposal to acquire Dexter for an inadequate price, ostensibly to separate Dexter and Life Technologies. In consequence of that review, they have asked me to share the following additional thoughts with you.

                     The Dexter Board is committed to its business strategy of maximizing the long-term growth of Dexter through its investment in Life Technologies. It will continue these efforts, despite any attempt on your part to divert their benefits for ISP's short-term interests, as you have done in numerous other cases in which you purchased shares of a company - purporting to espouse shareholder interests - and subsequently sold out your position at a profit.

                     Last year, in pursuit of its shareholder value growth strategy, Dexter decided to strengthen its focus on life sciences. Among other initiatives, it sought to acquire the public minority shares of Life Technologies. Your company opportunistically intervened to frustrate this objective and bought 15% of the outstanding shares in the open market, while Dexter was proceeding with its tender offer at a price that was available to every LTI shareholder. Our Board's plan was to realize synergistic benefits and cost savings from 100% ownership of LTI, in addition to securing our platform for growth in life sciences. The Dexter shareholders have been denied those benefits and the related shareholder value enhancement by your actions, not by any inadequacy in our basic strategy.

                     The second phase of your opportunistic strategy was an open-market purchase program in Dexter shares which purported to be "for investment purposes only." Immediately after you assembled a 10% block, you dropped your pretense of being a passive investor. You invited yourself to a meeting with management, asserted Dexter and Life Technologies should be separated, waited 11 days and then made a public unsolicited acquisition proposal at an inadequate price benefiting only ISP and not all Dexter shareholders. Your disregard for the interests - indeed welfare - of Dexter shareholders is especially exemplified by the fact that both Moody's and Standard & Poor's have now put Dexter on credit watch with negative implications expressly as a result of the apprehension that ISP will over-leverage in order to combine with Dexter.

                     You have also made some factual assertions about Dexter and Life Technologies which are simply wrong and which are potentially damaging to one or both companies. Dexter has not been a restraining influence on LTI's R&D spending. Indeed, you sought to elicit such a statement from the Life Technologies management in your meeting with them but they declined to provide it. Nor is there any basis for your claim that Dexter's ownership of LTI shares makes it difficult to attract, hire and retain quality management. Quite simply, that has not been the case. Your contention further implies that the current management of LTI is not first rate, a similarly baseless suggestion.

                     You have mischaracterized the relationship between Dexter and Life Technologies, and your position is internally inconsistent. You affirmatively asserted in our conversation on December 3 that Life Technologies has no place with ISP. We agree. However, it is illogical and self-contradictory for you to suggest that you wish to acquire Dexter in order to spin off Life Technologies in some unspecified transaction likely to have adverse tax consequences to all participants. Second, and more important by far, we are convinced that both Dexter and Life Technologies have bright future prospects which justify a valuation of Dexter shares significantly in excess of what is reflected in the current market price. We fervently hope (and strongly recommend) that you return your managerial focus to your own companies, leaving the stewardship of Dexter and LTI where it belongs
           - with their respective Boards.

                                             Sincerely

                                             /s/ K. Grahame Walker

                     In a complaint filed in Connecticut Superior Court dated January 18, 2000, Lee Brennan and Ellis Investments LTD. asserted claims on behalf of themselves and a putative class consisting of all Dexter shareholders (other than the defendants and any person or entity affiliated with them) against Dexter, Mr. Walker and the directors of Dexter, asserting claims which were previously brought separately in the Delaware courts. In their complaint, such shareholders allege, among other things, that "[i]n rejecting the ISP offer, reducing the threshold for activation of the shareholder rights plan and failing to make any attempts to negotiate with ISP, [Dexter, Mr. Walker and Dexter's Board] have acted wrongfully to the detriment of Dexter public shareholders."

                     On January 20, 2000, Dexter announced that it had sent a letter to Life Technologies proposing to acquire for $49.00 per share the 28.5% of Life Technologies that Dexter does not own in a merger transaction. Dexter asked for "appropriate indications of support" for the merger from ISP and the other members of the 13D group.

                     On January 27, 2000, Mr. Heyman sent the following letter to Mr. Walker:

           Dear Grahame:

                     In view of ISP's $45 all cash offer and our stated willingness to pay more if additional information justified a higher price, I was disappointed that your Board did not decide to encourage negotiations with a view toward increasing shareholder value for Dexter shareholders. Its refusal to do so leaves us no choice but to take our proposal directly to our fellow shareholders.

                     We are today delivering to your Corporate Secretary a notice of our intention to present a series of resolutions at your April Annual Meeting. The effect of the resolutions is to elect ten of our nominees to the Dexter Board, including eight directors independent of ISP, who are committed to considering and pursuing ISP's offer or a superior proposal. We are also proposing a by-law amendment and a resolution requiring Dexter's Board to remove its "poison pill" in favor of offers for all shares of at least $45 per share in cash. We intend to solicit proxies in favor of these resolutions.

                     Your December 23rd letter questioned the seriousness of ISP's intent. First, as you know, ISP currently holds a stake in Dexter which is more than five times that held by Dexter's entire Board. Second, so that there should be no doubt as to our ability to finance the acquisition, Chase Securities Inc. advised us, confirmed in writing, that they are highly confident in their ability to arrange the credit facilities for this acquisition.

                     There are so many inaccuracies and mischaracterizations in your letter that I find it difficult to know where to start. By way of just one example, your heavy reliance upon security analysts to defend your rejection of our proposal is misplaced. For instance, in comparing ISP's offer to Dexter's bid last year for Life Technologies, the Merrill Lynch report contained an error of almost $300 million by ignoring the value of the minority interests. Also, you failed to quote a relevant section of the New Vernon Associates report you cited, which states the following: "there is little or no interplay between the company's [Dexter's] industrial and life sciences businesses," "we do find merit in his [Mr. Heyman's] initiative to separate the company's [Dexter's] disparate assets," and "in our view Dexter's ownership of LTEK is constraining the latter company's ability to recruit and retain key employees." With regard to the last point, it should be made clear that we indeed view the management of Life Technologies as first rate. However, your attempted squeeze-out of the minority shareholders more than a year ago resulted in the elimination of meaningful stock incentives for Life Technologies executives, which ultimately impacts the ability to retain and recruit key personnel.

                     As you know, Life Technologies' shareholders have rejected Dexter's recent belated $49 per share offer. Parenthetically, it should be noted that Dexter's own shareholders appear to have rejected its business strategy as well, as Dexter's stock price has declined substantially since the company's rejection of our offer and its decision to attempt to acquire 100% of Life Technologies. It is apparent from the timing of Dexter's offer for our Life Technologies shares, coming on the heels of ISP's $45 per share offer for Dexter, upon which many of Dexter's shareholders have relied, seeks to divert ISP from a course of action designed to maximize shareholder values for all Dexter shareholders. In this connection, we believe that Dexter's attempt to deter us by providing benefits to ISP not available to other Dexter shareholders is simply not appropriate.

                     Grahame, I just do not think it would be productive at this time to respond to your mischaracterizations and attempts to impugn our motives - which by the way I do not appreciate. The real issue here, however, is the maximization of shareholder value for all Dexter shareholders, and I believe that shareholders will more likely benefit from a dialogue along this line. In fact, I would be willing to appear with you before any group of Dexter shareholders to discuss the merits of Dexter's proposed course of action vs. ISP's offer.

                     All the best.

                                                  Sincerely,

                                                  /s/ Samuel J. Heyman

                     Also on January 27, 2000, we gave formal written notice to Dexter of our intention to bring our proposals before the 2000 Annual Meeting. On that same day, we filed a complaint against Dexter and seven members of Dexter's Board in the United States District Court for the District of Connecticut. The Dexter directors who are named as defendants are K. Grahame Walker, Henrietta Holsman Fore, Robert M. Furek, Edgar G. Hotard, Peter G.


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
Kelly, Jean-Francois Saglio and George M. Whitesides. These developments were reflected in an amended 13D filing with respect to our Dexter shares on the same day.

                     On January 28, 2000, we, together with the other members of the Life Technologies Group, amended our 13D filing to reflect the group's rejection of Dexter's offer to purchase shares of Life Technologies. Also on January 28, we demanded a copy of Dexter's shareholder list and certain other corporate information to which we are entitled under the Connecticut Business Corporation Act, by no later than February 7, 2000.

                     On February 4, 2000, Dexter acknowledged its receipt of our written notice to bring our proposals before the 2000 Annual Meeting. Shortly thereafter, by letter dated February 7, 2000, Dexter's counsel, Skadden, Arps, Slate, Meagher & Flom LLP, acknowledged its receipt of our demand for a copy of Dexter's shareholder list and certain other corporate information. In its February 7 letter, Dexter's counsel stated that ISP needed to provide Dexter with a certified check in the amount of $1,454.86 to cover expenses incurred by Dexter in providing the requested materials before such materials would be made available, and a check was forwarded by ISP to Dexter promptly thereafter. Certain, but not all, of the materials requested were received on February 11, 2000.

                     On February 8, 2000, Dexter's Board amended the Rights Agreement, causing the poison pill Rights to be inapplicable to any offer which is for all shares, is substantially unconditional, remains available to shareholders for 60 days, is supported by firm financing commitments and is for a price which is, in the opinion of Dexter's financial advisor, fair from a financial point of view. See Section 11 for a more complete description of the Rights Agreement.

                     On February 9, 2000, Mr. Walker sent the following letter to ISP responding to ISP's notice of its intention to present its proposals and director nominations at the 2000 Annual Meeting:

           Dear Mr. Heyman:

                     Just last month ISP disclosed that your company's 4th quarter operating results would be 40% to 57% below analyst's estimates and that full fiscal year operating results would be 19% to 20% below analyst's estimates. You publicly attributed ISP's disappointing performance to "substantial unabsorbed manufacturing costs" and to "competitive pressures." With evidence of this kind of managerial dereliction so recently emerging, we are incredulous that you have apparently launched a campaign that deflects the focus from concentrating on improving your own poor results to one that will inevitably harass and distract Dexter's Board and its management at this crucial time in our company's history. We think ISP's shareholders have a right to expect undivided and more effective attention to ISP's obvious strategic and operational deficiencies. We think they are entitled to expect that you would not spend hundreds of thousands of dollars - to say nothing of the time, effort and managerial distraction ISP will devote to matters unrelated to its immediate business problems - to run a spurious and legally defective proxy campaign in support of your invitation to negotiate that has been rejected.

                     However, since you are anxious to pursue a course of action that can be harmful to our shareholders and to yours, you leave us with no reasonable alternative but to deal with you in the most responsible manner that we can. To that end, our Board has authorized the following actions:

                               Specifically to address your claim of "[ISP's] stated willingness to pay more [than $45 per share] if additional information justified a higher price," we are prepared to make available a due diligence data room containing detailed and comprehensive information relating to both Dexter and Life Technologies. Because our Board and its advisors believe that your offer is inadequate from a financial point of view, we are inviting ISP to send representatives into the data room for the purpose of ascertaining whether you are indeed willing to pay more. If you wish, you are welcome to bring representatives of your lender Chase Securities Inc. with you. We are prepared to respond to reasonable requests for additional information and we will make appropriate members of senior management available for presentations and question/answer sessions that should provide you with more than adequate "additional information." We accept your offer of a confidentiality agreement in this connection. We accept in principle your limitation that the agreement not "limit your rights as shareholders" by which we mean one which will not prevent you from making a tender offer to Dexter shareholders, proceeding with your proxy campaign or making a proposal to the Board of Dexter.

                     Do not misread the Board's decision or its intentions: we have made no decision to sell the company or to explore a sale of the company or to test the market for a possible sale of the company, and no one else will be invited into the data room. It is simply the Board's firm belief that Dexter's shareholders should not be victimized by your disingenuous suggestion that your price could be higher but for reasons beyond your control. We offer you the opportunity to conduct a reasonable due diligence so that you can honestly, forthrightly and candidly tell our shareholders what your proposal is - not that it might be higher if . . .

                               Our Board has amended Dexter's shareholder rights plan. As a consequence of the amendment, the rights will not be triggered by and the plan will pose no obstacle for any offer to our shareholders for all shares which Dexter's financial advisor opines is fair from a financial point of view, is supported by liquid funds on hand or by fully committed financing, is substantially unconditional and has been open to Dexter shareholders for at least 60 calendar days. Although we believe your rights plan proposals for our shareholder meeting are illegal and unenforceable, we have elected to preempt this issue. We believe our shareholder's interests will be better served if we relieve them of the burden of a lot of rhetorical sound and fury from ISP designed to obfuscate its plan and intention to seize control of Dexter without paying a fair price for the company.

                               We will address your proposals for Dexter's 2000 Annual Meeting of Shareholders separately. However, on the subject of electing directors, Dexter accepts the nomination of yourself, Mr. Kumar and Mr. Peller as timely in accordance with the Bylaws.

                     You claim Chase Securities Inc. has advised ISP in writing "that they are highly confident in their ability to arrange credit facilities for this acquisition." If that were true, we think ISP owes it to the Dexter shareholders to make an honest, forthright and candid public disclosure of the letter text. We think ISP's failure to do so is yet another instance of its disregard for the federal securities laws which we believe required disclosure of ISP's contracts, arrangements, understandings and relationships with Chase Securities promptly after it received their assurances. We also think ISP's disclosure is legally deficient for failing to describe the transactions in which the funds will be borrowed and the names of the parties thereto.

                     In December you said that the impetus for your takeover proposal was, among other things, your belief that it was in the best interests of both Dexter and Life Technologies and their shareholders "if Dexter Corporation and Life Technologies were separate corporate entities." In our meeting you stated that you would support a pro-rata spinoff of the LTI shares owned by Dexter to Dexter shareholders and you stated that such a transaction could be effected on a tax-free basis. We are advised to the contrary. We should provide our shareholders an honest, forthright and candid assessment of this issue. In order to achieve that, we invite you to help us arrange a meeting among our respective tax advisors to reach a common analytical conclusion. We think the Dexter shareholders are entitled to know whether or not there is any possibility that such a transaction could be effected without incurring material tax liabilities at Dexter or for the account of the shareholder recipients of the spinoff.

                     There is another allegation in your letter relating to LTI which I feel I must briefly address. You keep talking about Dexter's ability to retain and recruit key personnel at LTI. We have been a majority shareholder of LTI for nearly two decades without any problems either in recruiting or retaining key personnel, and if it were not for the uncertainty that your tactics have introduced we are confident that would continue. I think it particularly telling on the subject of executive retention that, in contract to ISP, LTI has retained its entire senior management team (except the CFO who retired to teach and remains a director of LTI).

                     Your letter claims "[a]s you know, Life Technologies' shareholders have rejected Dexter's recent belated $49 per share offer." As you know, this statement is false. First, as of this very moment, neither you nor any other member of your current 13D group has spoken or written a word to Dexter in response to our good faith $49 proposal. Second, a former member of your 13D group who owned more than 825,000 shares (about 3.3% of LTI and over 13% of the shares owned by your former 13D group) responded favorably to our proposal, and we acquired those shares for $49 each. Moreover, you also know our offer was in no way an attempt to provide benefits to ISP not available to other Dexter shareholders - it was an offer to buy LTI shares from LTI shareholders, whether or not they were Dexter shareholders. In fact, it was an honest, forthright and candid attempt to resolve a difficult situation created by ISP solely for its own selfish purposes. Although obvious from the terms of our offer, we repeat here for the record there was no condition associated with ISP's reaction to our proposal. As we clearly stated, we were perfectly willing to discuss our proposal with any other shareholders of Life Technologies who wished to do so, and we in fact did that very thing.

                     Mr. Heyman, your campaign to anoint yourself as the savior of Dexter shareholders is misleading because, ultimately, it is ISP's own selfish interests which drive your program. The shareholders will understand that. Moreover, it appears that your hand-picked nominees lack the necessary experience in corporate governance and in our industry and none owns a single share of Dexter stock. By contrast, the Dexter Board has demonstrated its independence and commitment to serving the Dexter shareholders. We will continue to forthrightly and clearly articulate our program for value enhancement for our shareholders to consider. I am confident that our shareholders will understand it, agree with it and act accordingly.

                                             Sincerely,

                                             /s/  K. Grahame Walker

                     On February 9, 2000, Mr. Heyman sent the following letter to Mr. Walker in response to Dexter's offer to allow ISP to conduct a due diligence review of the business, finances and operations of Dexter and its subsidiaries:

           Dear Grahame:

                     We are in receipt of your letter today and, while not commenting on the host of ancillary issues raised, we agree that the central focus should be whether Dexter's shareholders are able to maximize the value of their investment. We take at face value your statement that Dexter is willing to enter into substantive discussions with us regarding ISP's proposal and are delighted that you have taken this step. I have asked our legal counsel to prepare a confidentiality agreement and advise you that we are in a position to move very promptly.

                     All the best.

                                             Sincerely,

                                             /s/ Samuel J. Heyman

                     On February 9, 2000, Mr. Walker sent the following letter to Mr. Heyman in response to Mr. Heyman's letter of the same date:

           Dear Mr. Heyman:

                     Your letter this afternoon suggests that you need to reread my letter of this morning. Please have your counsel contact ours on the subject of a confidentiality agreement. I believe they are well-acquainted.

                                             Sincerely,

                                             /s/ K. Grahame Walker

                     On February 23, 2000, ISP and Dexter entered into a confidentiality agreement which provided for ISP to conduct a review of non-public information relating to the business, finances and operations of Dexter and its subsidiaries and which did not contain any standstill provisions.

On February 24, 2000, ISP commenced a review of certain information made available by Dexter in a data room.

                     On February 28, 2000, Dexter issued a press release in which it announced that it would "institute a process in which we [Dexter] will survey all of the Company's available options." Dexter stated in its press release that although Dexter's Board "has made no decision to sell the Company at this time," it would explore "every available alternative - including a merger or sale of the Company, a financial restructuring, or a spin-off or sale of one or more of the Company's businesses." Dexter further stated in its press release that "third parties will be invited to sign confidentiality agreements, review comprehensive data room materials and receive Dexter management presentations."

                     On March 1, 2000, Dexter filed its preliminary proxy statement with the SEC. Mr. Heyman sent the following letter to Mr. Walker addressing Dexter's February 28 press release and the filing:

           Dear Grahame:

                     With regard to your February 28th announcement that your Board "has decided to institute a process in which we will survey all of the Company's options," we would hope that this move was indeed designed with the view toward maximizing shareholder value for all Dexter shareholders as we have been urging for quite some time now. As you know, while your Board has made no decision to sell Dexter at this time, our nominees are committed to pursue ISP's $45 per share merger proposal or a superior proposal.

                     We also note Dexter's statement that it will consider a "spin-off or sale of one or more of the Company's businesses." In this connection, we would remind you that ISP's interest continues to be in the acquisition of Dexter as a whole and therefore trust that, before considering any such dismemberment, Dexter will enter into discussions with ISP concerning our acquisition proposal.

                     Although we are pleased that you have started to provide us with information, we will need certain additional technical, financial and operating data. We are compiling a separate list concerning these requirements which we will furnish shortly to your representatives, and I would very much appreciate your cooperation with regard to these requests.

                     Finally, we have just received your preliminary proxy statement that was filed with the SEC for the first time today. We were shocked and surprised by your decision to selectively choose among the ISP proposals to be presented to Dexter shareholders at this year's Annual Meeting scheduled for April 27 - and especially by your attempt to deny Dexter shareholders the right to vote on our proposal to increase the size of the Dexter Board. We believe this proposal is legal, appropriate, and was timely made, and ISP intends to present this proposal at the Annual Meeting and take all necessary legal action to cause its implementation if passed. We also do not understand your position that Dexter will refuse to follow the wishes of its shareholders in the event that they adopt ISP's Rights Plan proposals.

                     All the best.

                                             Sincerely,

                                             /s/ Samuel J. Heyman

                     On March 9, 2000, in response to Mr. Heyman's March 1 letter, Mr. Walker sent a letter to Mr. Heyman in which he reiterated Dexter's rejection of the ISP Proposal, stating that "[t]here is nothing to discuss or negotiate." Mr. Walker also stated that Dexter is continuing to conduct its previously announced process to explore its alternatives. Finally, Mr. Walker defended Dexter's refusal to present at the 2000 Annual Meeting ISP's proposals to increase the size of Dexter's Board and elect additional directors to fill the vacancies created by such increase.

                     ISP and Dexter exchanged further correspondence in March relating to ISP's additional requests for documents and information to assist ISP in its assessment of Dexter and Life Technologies. Dexter has not yet provided certain items requested by ISP.

                     On March 23, 2000, Mr. Heyman sent the following letter to Mr. Walker in which ISP increased to $50 per share the price at which it proposed to acquire all of the outstanding common stock of Dexter in a business combination:

           Dear Grahame:

                     Based upon our evaluation to date, ISP's Board has authorized an increase in the price of ISP's cash merger proposal to $50 per share. If we receive the proper cooperation from Dexter in connection with the balance of the due diligence process and Dexter can demonstrate that the value of the Company would justify a higher price, we would consider increasing this price as well.

                     You should know that ISP has, on this date, executed a commitment letter in which Chase has committed to raise all the financing necessary for the acquisition, a copy of which I have attached. You should note that Chase's commitment for $1.825 billion contains provision for a tender facility so that Dexter shareholders can receive cash payments promptly.

                     Grahame, we are most interested in concluding this transaction and are prepared to proceed promptly. However, should Dexter be inclined to proceed on a different course, I sincerely hope that it will allow the Company's shareholders to make the ultimate decision as to what is in their best interests.



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
                     We are still awaiting the due diligence information which we requested in our March 8th letter.

                                             Sincerely,

                                             /s/ Samuel J. Heyman

                     On that same day, Dexter announced that 29 third parties, including ISP, had signed confidentiality agreements with the Company, and that "every available alternative will be examined and the one that will maximize the value of the Dexter shareholder's investment will be aggressively pursued."

                     Also on March 23, 2000, ISP's counsel, Weil, Gotshal & Manges LLP, sent a letter to Dexter's counsel, Skadden, Arps, Slate, Meagher & Flom LLP, requesting that the Poison Pill Amendment Proposal be amended to provide that offers or transactions in which Dexter shareholders would receive at least $50 per share in cash (rather than $45) will not trigger the defensive provisions of the Rights Agreement. Dexter has refused to assure us that such amendment would be deemed timely made under Dexter's Bylaws.

                     On April 2, 2000, Dexter announced that it had postponed the 2000 Annual Meeting, originally scheduled for April 27, 2000, until June 30, 2000, stating that it had received "several indications of interest in acquiring the entire company and . . . multiple indications of interest in Dexter's various constituent businesses." In connection with this postponement, Mr. Walker stated that "we are very pleased with the results of the first stage of our sale process . . .", that "it is our objective to present a definitive transaction to our shareholders well before [June 30, 2000]" and that "we expect to be in a position to make a definitive announcement in the next few weeks or so."

                     On April 3, 2000, ISP reiterated its $50 per share proposal and stated that "[w]e trust that Dexter shareholders will hold Dexter's Board accountable for its promise to `present a definitive transaction to [its] shareholders well before' June 30."

                     On April 20, 2000, in response to a deadline for final bids from Dexter's financial advisor, Lehman Brothers Inc., ISP submitted a proposal to acquire all of the outstanding common stock of Dexter for a price per share of $50 plus one "contingent value right." The contingent value rights were intended to allow Dexter shareholders to participate in the proceeds from a subsequent sale by ISP of Dexter's shares in Life Technologies. The proposal also included an amendment to the financing commitment from The Chase Manhattan Bank that would allow for the issuance of the contingent value rights by ISP. The proposal, by its own terms, expired on April 24, 2000.

                     Dexter announced that on April 24, 2000 its Board met to review proposals received, but "reached no conclusions." Dexter further stated that it "authorized management and its advisors to proceed with next steps in the process," but did not specify what they were.

                     After Dexter rejected ISP's proposal, on May 1, 2000, Mr. Heyman sent the following letter to Mr. Walker in which ISP terminated discussions with Dexter and restated its commitment to continue the proxy contest:

           Dear Grahame,

                     This is to advise you that ISP is terminating further discussions with Dexter and continuing its proxy contest so that Dexter shareholders can decide for themselves how to best realize shareholder values.

                     The reasons for this are as follows:

                     First, your representatives have indicated that ISP's most recent offer is unacceptable, both as to price and a number of contract terms. As you know, we consider our recent offer (which by its own terms has expired) to have been a very fair and full one and tried to meet with your advisors and lawyers over the April 22-23 weekend to try and consummate a transaction, but your people refused to meet;

                     Second, despite the continued optimistic, public prognostications of Dexter and its representatives -- 29 interested parties, results of first stage of sale program "very positive," and "we expect to be in a position to make a definitive announcement in the next few weeks or so" (April 2nd statement) -- Dexter has failed over the last four months to provide shareholders with a creditable alternative to our proposals for the Company; and

                     Finally, although ISP suggested that Dexter demonstrate additional value, if it could, by providing information with respect to third party interest in Life Technologies, no such information has been forthcoming. While it was constructive for Dexter to have facilitated our contact with a third party interested in acquiring Life Technologies, presumably with a view toward assisting us in creating additional value for Dexter shareholders, based upon the most preliminary of discussions with the third party's advisors, there is little reason to believe that this avenue will prove fruitful. You should know that we intend now to deal directly with interested parties for Life Technologies, with a view toward determining what makes the most sense, while at the same time continuing our proxy contest.

                                                    Sincerely,

                                                    /s/ Samuel J. Heyman

                     On May 2, 2000, Mr. Walker sent the following letter to Mr.
Heyman:

           Dear Mr. Heyman:

                     This is in reply to your letter of May 1, 2000, which came as a total surprise. The reasons you assign for your precipitous and very public new position require some rebuttal.

                     In discussing your April 20 proposal, our representatives expressed to yours the Board's desire for the best possible economics on the best possible contract terms. If you choose to translate those objectives into a characterization of your proposal as unacceptable, so be it. Your suggestion that our representatives "refused to meet" with yours over the April 22-23 weekend does not reflect the facts. In fact, Dexter's representatives offered not only to meet with ISP's representatives, but also to negotiate a transaction if ISP submitted a proposal at a "compelling price," which ISP refused to do. Nonetheless, our representatives were told by yours in telephone discussions that occurred during the April 22-23 weekend that they believed ISP's proposal had flexibility to be increased. Moreover, in response to ISP's self-imposed deadline of Monday, April 24, 2000, our representatives told yours that the Dexter Board would not be meeting until Monday afternoon when it would consider its alternatives. Promptly following the Board meeting, on Monday evening our representatives called yours and said the Board was prepared to authorize a transaction with ISP at a price higher than what ISP was offering and invited ISP to negotiate. Your representatives refused and demanded that ISP be shown all of the bids received by Dexter in its value maximization process, a demand which on its face was unreasonable.

                     Your suggestion that Dexter refused to provide ISP with information regarding third party interest in Life Technologies is entirely inaccurate. Not only did Dexter introduce ISP last Thursday to a third party bidder for Life Technologies that had indicated strong interest at an attractive value, but Dexter also acceded to ISP's demand (which was made a non-negotiable condition of proceeding) that Dexter be excluded from any discussions between ISP and the third party. In view of the facts, your contention is hardly credible. Moreover, your position is even less credible when considered in light of the facts that ISP never had a meeting with the third party, that ISP demanded to know the third party's bid as a condition of the meeting and that there were no conversations at all between ISP and the third party after last Sunday.

                     Your contention regarding a "creditable alternative to [ISP's] proposals for the Company" is similarly untenable. The problem here is not creditable alternatives. The problem is ISP's determination to frustrate the Board's efforts on behalf of shareholders, to seize control of Dexter as cheaply as possible and to dispose of Life Technologies at a price which allows ISP to keep Dexter's wholly-owned businesses at minimal cost. It is for these reasons that the Dexter Board must be in charge of conducting the auction process. ISP is not interested in paying fair value for the Dexter wholly-owned businesses, nor is it interested in any bidder willing to do so. Based on ISP's conduct during the course of the last weekend, ISP's interest in a Life Technologies bidder only extends to the price such party will pay ISP for that business, an approach which we have previously illustrated to be tax inefficient.

                     We will continue to move forward with our program to maximize value in the short term for all Dexter shareholders, which may result in the sale of the assets you are interested to acquire.

                                                    Sincerely,

                                                    /s/ K. Grahame Walker

                     On May 2, 2000, Mr. Heyman sent the following letter to Mr.
Walker:

           Dear Grahame:

                     While I believe your May 2nd letter is filled with mischaracterizations, inaccuracies and irrelevancies, it is not productive for you and I to engage in a debate about "who said or did what to whom." Parenthetically, at Dexter's request, we had agreed to keep discussions to which you refer "confidential" -- an agreement which we have honored and you have now chosen to ignore.

                     The simple fact of the matter is that we have made, in our view, a fair and full offer for Dexter - which Dexter has seen fit to reject. Notwithstanding Dexter's rhetoric and repeated optimistic prognostications as to its progress with respect to the bidding process, we believe that our offer is still the best offer for Dexter, and if your company has a better one, we can only assume that it would have been disclosed by now.

                     Your threats to dismember the company with the piecemeal sale of one or more businesses smacks of scorched-earth tactics which, while they may operate to entrench your management, may only destroy shareholder value for Dexter shareholders.

                     Finally, whatever our differences, we believe that Dexter has a legal and moral obligation to let its shareholders decide what is in their best interests, and we trust that you will hold to your previously announced commitment to present any transaction to Dexter shareholders for their approval.

                                                    Sincerely,

                                                    /s/ Samuel J. Heyman

                     Mr. Walker's May 2 letter to Mr. Heyman stated that "[w]e will continue to move forward with our program . . . which may result in the sale of the assets you are interested to acquire" (referring to the non-Life Technologies chemicals assets). This statement constitutes the threat to dismember the company referred to by Mr. Heyman in the above letter. ISP believes that any piecemeal sale of assets by Dexter could discourage bidders from formulating a proposal for the entire company, as ISP has done, thereby depriving shareholders of the value associated with such bids.

                     On May 15, 2000, Mr. Heyman sent the following letter to Mr. Walker:

           Dear Grahame,

                     We just don't seem to be on the same wavelength. While your representatives have communicated with ours about Dexter's demand that ISP increase its proposal as the price for moving forward, you should know that we have been struggling for quite some time now to just keep our $50 per share proposal in place. As one can imagine, the substantial costs to any acquirer of Dexter in connection with golden parachute, retention, and severance agreements put into place for the most part after we surfaced with our Dexter interest, together with other "change of control" provisions relating to debt instruments, does not make this any easier. Parenthetically, we believe that Dexter should explicitly disclose to its shareholders all information concerning these added costs.

                     By way of recapitulation, after making a $45 per share proposal in December, with the hope of quickly consummating a transaction, ISP increased its proposal to $50 per share this past March. Notwithstanding the fact that this was in our opinion a very fair and full proposal, since that time, Dexter has conducted what we believe to be an outrageously unfair process. In addition to those matters mentioned in previous letters, we cite just a few examples.

                     (1) When we made our proposal in March, Dexter refused to discuss it and chose instead to conduct an auction for the Company. While it had every right to do so, when we (to the best of our knowledge) then won the auction fair and square, in a "have your cake and eat it too" approach, instead of proceeding to consummate the transaction with ISP, Dexter took the position that it was only then willing to negotiate and even then only if ISP first put a substantially higher bid on the table;

                     (2) Dexter's solicitation of proposals from 29 different parties, most of whom we believe were interested only in isolated Dexter assets and some of whom were its competitors, coupled with its May 2nd threat to dismember the Company, was hardly a constructive process. Surprisingly enough, despite the broad ranging nature of the Company's solicitation process, we understand Dexter is now apparently refusing to waive provisions of its confidentiality agreements with certain third parties, in effect precluding our discussions with these parties to develop alternatives for Dexter shareholders; and

                     (3) I understand that just this past Friday Dexter refused to definitively commit that it will not attempt a further postponement of the Annual Meeting. In a similar vein, it is worth noting that it was only after our prodding that Dexter set a new record date as it was obligated to do in accordance with legal requirements.


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
                     All this has taken place, of course, against the backdrop of extreme volatility in the financial markets and substantial increases in interest rates. Grahame, I firmly believe that Dexter is overplaying its hand here and urge reconsideration of any course of action aimed at dismemberment of the Company, which very process, in and of itself, we believe can only diminish value.

                                                    Sincerely,

                                                    /s/ Samuel J. Heyman

                     Mr. Heyman stated in his May 15 letter that "we (to the best of our knowledge) then won the auction fair and square" because Dexter's Board has not announced any alternative transaction for the sale of Dexter (or any of its assets). ISP believes that if Dexter had a superior alternative to the ISP Proposal, it would have made an announcement to such effect by May 15, seven weeks after Mr. Walker's April 2 statement that "we expect to be in a position to make a definitive announcement in the next few weeks or so." At that time, Dexter had announced that it "had received several indications of interest in acquiring the entire company and had also received multiple indications of interest in Dexter's various constituent businesses." Furthermore, statements made by Mr. Walker on May 2 indicate that Dexter had a third party bidder for Life Technologies and alternatives for the sale of Dexter's wholly-owned businesses, but there is no mention of a competing bidder for the entire company. It should be noted that confirmation of Mr. Heyman's statement can be found in Mr. Walker's May 17 letter (set forth below), which discloses "significant indications of interest" by unnamed parties in one or more of Dexter's Nonwoven Materials, Electronic Materials and Adhesive & Coating Systems businesses, but does not disclose a bidder with an interest in the entire Company that made a proposal superior to the ISP Proposal. To the contrary, Mr. Walker stated in his May 17 letter that the other parties that expressed interest in acquiring all of Dexter were principally life sciences companies, and "the decline in the public equity markets since March has adversely affected the trading prices of their equity securities and, accordingly, the value of the consideration they offered."

                     Mr. Heyman's statement that "Dexter's solicitation of proposals from 29 different parties, most of whom we believe were interested only in isolated Dexter assets and some of whom were its competitors . . ." is based on the fact that ISP was aware of other parties involved in the sale process who are competitors of Dexter, including through conversations among ISP's and the other partie's respective financial advisors. In addition, as noted above, Mr. Walker confirmed in his May 17 letter (set forth below) that there were significant indications of interest for one or more of Dexter's wholly-owned businesses, but did not disclose the existence of any bidder (other than ISP) with an interest in the entire company.

                     Mr. Heyman stated in his May 15 letter that "we understand Dexter is now apparently refusing to waive provisions of its confidentiality agreements with certain third parties" because ISP has explored the possibility of joining together with other bidders for Dexter's businesses to formulate a joint bid for the entire company. Bidders approached by ISP would not enter into such discussions on the grounds that they were prohibited from discussing a joint bid with ISP under the terms of their respective confidentiality agreements with Dexter.

                     On May 17, 2000, Mr. Walker sent the following letter to Mr. Heyman:

           Dear Mr. Heyman:

                     First, on behalf of the Board of Directors, I want to thank ISP and its management for their efforts in connection with Dexter's short-term value maximization program. Unfortunately, we have not yet arrived at a point that causes the Dexter Board to believe the process is complete and should be closed. Nevertheless, we encourage ISP to continue its efforts in that direction.

                     Second, on behalf of the Board of Directors, I want to clearly and unambiguously offer to sell Dexter to ISP and further to offer to enter immediately into negotiations with your representatives for the purpose of reaching definitive agreements with ISP that will provide the following:

                      -- Prompt commencement by ISP of a cash tender offer for all outstanding Dexter common shares, to be followed by a merger of Dexter and ISP

                      -- Merger of Life Technologies with ISP or a wholly owned affiliate of ISP in which LTEK shares not owned by Dexter or ISP receive fair consideration

                     Your counsel, Weil, Gotshal & Manges, and ours, Skadden, Arps, Slate, Meagher & Flom, have discussed the drafts of these agreements we submitted to ISP and the comprehensive comments on those drafts that ISP returned to us. We concluded, as we believe you very likely did, that our only real differences on the form of Dexter merger agreement involved the level of certainty it provided that once signed the tender offer would be commenced, consummated and closed. In a similar vein, our counsel expressed concern regarding certain overly conditional features of ISP's commitment letter from The Chase Manhattan Bank. Your counsel has invited us to negotiate the specific terms of concern to us. We accept that invitation as well as the implicit invitation to negotiate the features of the merger agreement you proposed to change which concerned us. For that purpose, we have enclosed a revised Dexter merger agreement and a copy of the Chase commitment letter which has been hand-marked to show the revisions we would request that ISP and Chase consider. The enclosed Dexter merger agreement is in substance the draft your counsel proposed, with very modest modifications intended to provide us with a high level of confidence that, once signed, it will close.

                     Our inclusion of the Life Technologies merger agreement is intended to renew our request that you forthrightly deal with the acquisition of all publicly-held shares of the Dexter-controlled entities in a single transaction. We believe this is not only an appropriate action for Dexter to seek, but also one that ISP should embrace to ensure fair and equitable treatment of the Life Technologies minority. We assume this belief reflects the belief of the independent members of the Life Technologies Board of Directors, although we have not discussed it with them.

                     We firmly believe our actions today leave Dexter and ISP with only a single issue between us - price. You contend that ISP is offering $50. Taking ISP at its word, we know that the difference


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
           between us is not an unbridgeable chasm. We urge you to join us in a negotiation that resolves the remaining difference between us.

                     Third, as you know from our discussions, we believe that values in excess of $50 for Dexter shareholders can be achieved through a strategy commencing with disposition of Dexter's wholly owned businesses - Nonwoven Materials, Electronic Materials and Adhesive & Coating Systems. Our process has already produced significant indications of interest from financially capable, responsible bidders for those businesses. We are proceeding expeditiously to develop those interests and to enter into contracts providing for those sales as promptly as possible. We believe your interest in Dexter is especially focused on one or more of these businesses. Accordingly, we strongly urge you to join the process and to submit proposals on the businesses you wish to own, because we expect that this process will move quickly and that this opportunity may not be open to you for very long. To be clear, if you choose not to participate in this part of the process, ISP will receive no further notice of the status or development of the process, except as all Dexter shareholders are so informed, and the next announcement could be that Dexter has entered into unconditional, binding agreements to sell the businesses.

                     We look forward to hearing from you in the near future, as well as to working with you on whichever avenue of interest in Dexter you wish to pursue.

                                                    Sincerely,

                                                    /s/  K. Grahame Walker

                     On May 23, 2000, Mr. Heyman sent the following letter to Mr. Walker:

           Dear Grahame,

                     This is to advise you that ISP is withdrawing herewith the increase in its proposal to acquire Dexter from $45 to $50 per share. Our original December $45 per share cash proposal to acquire the Company still stands.

                     As we previously indicated, ISP has been struggling for quite some time now to keep its offer in place in the face of what we view to be Dexter's delaying tactics and its mishandling of the process to maximize shareholder value, as well as the recent volatility of the financial markets and substantial increases in interest rates. In addition, as we previously warned, your most recent decision to proceed down a path toward piecemeal liquidation of the Company's wholly owned businesses, we believe, has now diminished shareholder values. As a result of the above, ISP is no longer in a position to continue its $50 per share offer for Dexter.

                     We note that although the financial and equity markets were taking a decided downturn over recent months, you persisted in our view in overplaying your hand -- refusing to accept any of our proposals. Moreover, Dexter has continued to make repeated optimistic prognostications as to its progress with respect to the bidding process. Notwithstanding the fact that Dexter's deadline for final bids was April 19th, not until your May 17th letter to Dexter shareholders did you disclose for the first time that the downturn in the markets had adversely affected your efforts to sell Dexter. We also take note of the fact that, notwithstanding these developments, you continue to report in your May 17th shareholder's letter that you believe there is strong interest in the acquisition of Dexter and Life Technologies in a single transaction and that values in excess of $50 per share are achievable by selling off Dexter's individual businesses.

                     We are extremely skeptical of these pronouncements in light of the fact that your Company has been unable to realize on its program for maximizing shareholder values since our proposal for Dexter more than five months ago. So also, as we stated earlier, we believe that the way in which the Company has handled this entire matter has only diminished shareholder value and will in our opinion continue to do so. We, of course, reserve the right to make further adjustments to our proposal for Dexter prior to the June 30 Annual Meeting so as to reflect the impact of any additional actions you may take.

                     As is made clear by your threat to enter into "unconditional, binding agreements to sell the businesses" and statements by Dexter's representatives in the press to do so before the June 30 Annual Meeting, it would appear that you do not intend to seek the approval of Dexter shareholders for such sale of assets. As we have communicated earlier, we believe this is not only violative of Connecticut corporate law but totally contrary to Dexter's prior stated commitment to "present a definitive transaction to [its] shareholders". Accordingly, unless you disavow such intention, we intend to bring a legal action to preserve the right of Dexter shareholders to vote on any transactions you may be contemplating.

                                                    Sincerely,

                                                    /s/ Samuel J. Heyman

                     On May 30, 2000, Mr. Heyman sent the following letter to Mr. Walker:

           Dear Grahame,

                     We note that you continue to issue optimistic prognostications to Dexter shareholders concerning your "short term value maximization program" ("29 [interested] third parties" (March 23rd statement); results of first stage of program "very positive," "several indications of interest in acquiring the entire Company," "multiple indications of interest in Dexter's various constituent businesses," "we expect to be in a position to make a definitive announcement in the next few weeks or so," "very pleased with the results of the first stage of our sale process," "it is our objective to present a definitive transaction to our shareholders well before [June 30 2000]" (April 2nd statement); and "strong continuing interest in a transaction involving all of Dexter," "received a number of significant indications of interest for Dexter's wholly-owned businesses," "we believe that values in excess of $50 per share ...can be achieved," "process has already produced significant indications of interest from financially capable, responsible bidders," "we are proceeding expeditiously to develop those interests and to enter into contracts providing for those sales as promptly as possible" (May 17 statements)), which although it has been underway for some months now does not appear to have a single concrete result to show for it.

                     And what we find particularly questionable are recent Dexter statements that your piecemeal liquidation program can be expected to achieve values in excess of $50 per share for Dexter shareholders. Based upon our own analysis, we believe that the results of your program will fall in all likelihood substantially short of our $45 proposal, without even taking into account the present value advantage of our all cash offer.

                     But putting our analysis aside, don't you think that Dexter shareholders should be provided the necessary information to enable them to make their own evaluation? For example, we believe that a piecemeal liquidation of Dexter would be enormously tax inefficient. In fact, Dexter in its preliminary proxy makes reference to the "enormous tax costs" associated with the separation of Dexter and Life Technologies, and we trust that you are not suggesting that the piecemeal sale of Dexter's businesses, together with its interest in Life Technologies, would not result in a huge tax liability as well. Don't you think that you should disclose the tax basis for Dexter's assets and some estimate of the amount of taxes resulting from your proposed program? In addition, we had previously asked you to disclose the cost to the Company of the golden parachute, severance, and retention agreements that you have put in place, together with other costs relating to "change of control" provisions in the Company's debt instruments. Why isn't Dexter willing to disclose to its shareholders the amount of these costs and confirm the fact that they would be triggered in a piecemeal liquidation?

                     Moreover, why is Dexter refusing to agree to submit its proposed liquidation transactions, which you have acknowledged are part of an overall "maximization program," to its shareholders for their approval -- which has now forced ISP to go into a Federal court in Connecticut seeking to require Dexter to comply with what we believe to be Connecticut law? In this connection, although Dexter may have a different view as to its legal obligation in this regard, which I would have hoped it would have articulated to its shareholders, your plan to sell Dexter's wholly-owned chemicals businesses and its interest in Life Technologies is we believe the equivalent of a sale of "substantially all" of Dexter's assets as defined under Connecticut law - thereby requiring shareholder approval. Parenthetically, we believe that the same result would pertain even if Dexter were to sell only its chemicals businesses while retaining its interest in Life Technologies. In any event, putting the law aside for a moment, why simply as a matter of fairness and deference to your shareholders would you want to deprive them of the opportunity to express themselves on an issue which is so critical to their investments and one which is at the very heart of the proxy contest -- which is, of course, in turn to be determined by Dexter shareholders?

                     Grahame, we believe that your proposed course of action is a big mistake. You should know that ISP is scheduling a conference call with Dexter shareholders for Wednesday, May 31st at 8:30 AM

           EDST, and I would invite you to join me on the call so that we could have a constructive exchange of views, which I believe would be of interest to Dexter shareholders. If for any reason this time is not convenient for you, please call promptly, and we would be willing to reschedule for a mutually convenient time.

                                                     Sincerely,

                                                     /s/ Samuel J. Heyman

                     On June 5, 2000, ISP and Dexter mailed their respective definitive proxy statements to all Dexter shareholders as of May 15, 2000 (the record date for the 2000 Annual Meeting).

                     On June 20, 2000, Dexter announced that it has entered into definitive agreements for the sale of certain of its wholly-owned businesses. Dexter has agreed to sell its electronic materials, adhesives and polymer businesses for $400 million in cash to Loctite Corporation, a U.S. affiliate of Henkel KGaA. Dexter disclosed that the agreement is subject to requisite regulatory clearances and the approval of Henkel's shareholders' committee, to be voted on at its regularly scheduled meeting on June 29, 2000. Dexter stated that the transaction, expected to close in July 2000, is not subject to Dexter shareholder approval. Dexter has also agreed to sell its nonwoven materials business to Ahlstrom Paper Group Oy for $275 million in cash. Dexter disclosed that the agreement is subject to clearance under the HSR Act and the approval of Dexter's shareholders, which Dexter expects to receive in the third quarter of 2000. In addition, Dexter announced that it had postponed its 2000 Annual Meeting from June 30 until July 14, 2000. Furthermore, Dexter claimed in its June 20 announcement that it "is in active discussions" regarding a potential sale of its Coatings business and is "moving forward" with its efforts to achieve maximum value for the Company's Life Technologies stake. Dexter's announcement failed to disclose, however, how and when values at Life Technologies are going to be maximized. In addition, significant information concerning Dexter's plans, including information concerning tax consequences, cost of golden parachute contracts, the form of consideration that shareholders are to receive as well as the timing of any distribution, was not disclosed.

                     ISP believes that the planned sale of these businesses and Dexter's interest in Life Technologies is the equivalent of a sale of "all or substantially all" of Dexter's assets as defined under Connecticut law - thereby necessitating Dexter shareholder approval pursuant to Section 33-831 of the CBCA. A July 18, 2000 hearing has been scheduled by the United States District Court for the District of Connecticut on ISP's motion for a preliminary injunction preventing Dexter from selling these assets without a shareholder vote.

                        The Depositary for the Offer is:

                            Wilmington Trust Company

            By Mail:                       By Facsimile:                 By Hand or Overnight Delivery:
   Corporate Trust Operations              (302) 651-1079                   Wilmington Trust Company
    Wilmington Trust Company                                               1105 North Market Street,
         P.O. Box 8861                                                            First Floor
   Wilmington, DE 19885-9472                                                  Wilmington, DE 19801
                                                                        Attn: Corporate Trust Operations

                                Confirm Facsimile
                                  by Telephone:

                                 (302) 651-8869
                                -----------------

                     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and Rights and any other required documents should be sent or delivered by each shareholder of Dexter or his broker, dealer, commercial bank, trust Dexter or other nominee to the Depositary at one of its addresses set forth above. You may also contact your broker, dealer, commercial bank, trust Dexter or other nominee for assistance concerning the Offer.


                     The Information Agent for the Offer is:

                                   INNISFREE
                                M&A Incorporated

                 Banks and Brokers call collect: (212) 750-5833
                    All others Call Toll-Free: (888) 750-5834

                      The Dealer Manager for the Offer is:

                              Chase Securities Inc.